Exhibit 99.1

Item 6.	Selected Financial Data
As further discussed in Note 1 to our consolidated financial statements, in May 2013, we entered into an agreement to sell eleven inland barge rigs, along with a separate agreement to sell our Hercules 27 inland barge rig. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. Additionally, in June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), we transferred certain assets from our Domestic Liftboats segment to our International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transactions, we have recast certain information included in our consolidated financial statements for all periods presented in this report.
We have derived the following condensed consolidated financial information as of December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 from our audited consolidated financial statements included in Item 8 of this report. The condensed consolidated financial information as of December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 were derived from our accounting records as adjusted for the discontinued operations and related asset transfers.
We were formed in July 2004 and commenced operations in August 2004. From our formation to December 31, 2012, we completed our i) acquisition of 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk Drilling, Inc. and certain of its subsidiaries ("Seahawk") ("Seahawk Transaction") on April 27, 2011; ii) acquisition of TODCO and iii) acquisition of several significant asset acquisitions. Our financial results reflect the impact of the Seahawk Transaction and various asset acquisitions from their respective dates of closing which impacts the comparability of our historical financial results presented in the tables below.
The selected consolidated financial information below should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Item 7 of this annual report and our audited consolidated financial statements and related notes included in Item 8 of this annual report. In addition, the following information may not be deemed indicative of our future operations.

	Year Ended December 31, 2012(a)	Year Ended December 31, 2011	Year Ended December 31, 2010(b)	Year Ended December 31, 2009(c)	Year Ended December 31, 2008(d)
	(In thousands, except per share data)
Statement of Operations Data:
Revenue	$618,225	$574,571	$537,114	$636,782	$834,021
Operating loss	(59,727)	(6,412)	(140,681)	(45,462)	(659,685)
Loss from continuing operations	(121,000)	(54,750)	(126,018)	(56,125)	(766,518)
Loss per share from continuing operations:
Basic and Diluted	$(0.79)	$(0.42)	$(1.10)	$(0.58)	$(8.68)
Balance Sheet Data (as of end of period):
Cash and cash equivalents	$259,193	$134,351	$136,666	$140,828	$106,455
Working capital	217,184	174,598	182,276	144,813	224,785
Total assets	2,016,630	2,006,704	1,995,309	2,277,476	2,590,895
Long-term debt, net of current portion	798,013	818,146	853,166	856,755	1,015,764
Total stockholders’ equity	882,762	908,553	853,132	978,512	925,315
Cash dividends per share	—	—	—	—	—
 _____________________________

(a)
Includes $108.2 million ($82.7 million, net of taxes or $0.54 per diluted share) in asset impairment charges. In addition, 2012 includes an $18.4 million gain ($11.9 million, net of taxes or $0.08 per diluted share) on the sale of Platform Rig 3 as well as a $27.3 million gain ($17.7 million, net of taxes or $0.12 per diluted share) for the Hercules 185 insurance settlement.

(b)	Includes $122.7 million ($79.8 million, net of taxes or $0.69 per diluted share) in impairment of property and equipment charges.

(c)
Includes $26.9 million ($13.1 million, net of taxes or $0.13 per diluted share) of asset impairment charges. In addition, 2009 includes $31.6 million ($20.5 million, net of taxes or $0.21 per diluted share) related to an allowance for doubtful accounts receivable of approximately $26.8 million, associated with a customer in our International Offshore segment, a non-cash charge of approximately $7.3 million to fully impair the related deferred mobilization and contract preparation costs, partially offset by a $2.5 million reduction in previously accrued contract related operating costs that are not expected to be settled if the receivable is not collected.

(d)
Includes $658.1 million ($658.1 million, net of taxes or $7.45 per diluted share) and $190.3 million ($120.0 million, net of taxes or $1.36 per diluted share) in impairment of goodwill and impairment of property and equipment charges, respectively.

	Year Ended December 31, 2012(a)	Year Ended December 31, 2011	Year Ended December 31, 2010	Year Ended December 31, 2009	Year Ended December 31, 2008(b)
	(In thousands)
Other Financial Data:
Net cash provided by (used in):
Operating activities	$68,363	$52,025	$24,420	$137,861	$269,727
Investing activities	(52,269)	(32,520)	(21,306)	(60,510)	(515,787)
Financing activities	108,748	(21,820)	(7,276)	(42,978)	140,063
Capital expenditures	167,180	39,483	22,018	76,141	585,084
Deferred drydocking expenditures	11,425	15,739	15,040	15,646	17,269

 _____________________________

(a)	2012 Capital expenditures includes the purchase of Hercules 266 as well as related equipment.

(b)	2008 Capital expenditures includes the purchase of Hercules 350, Hercules 262 and Hercules 261 as well as related equipment.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations
As further discussed in Note 1 to our consolidated financial statements, in May 2013, we entered into an agreement to sell eleven inland barge rigs, along with a separate agreement to sell our Hercules 27 inland barge rig. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. Additionally, in June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), we transferred certain assets from our Domestic Liftboats segment to our International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transactions, we have recast certain information included in our consolidated financial statements for all periods presented in this report.
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the accompanying consolidated financial statements as of December 31, 2012 and 2011, and for the years ended December 31, 2012, 2011 and 2010, included in Item 8 of this annual report. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” in Item 1A and elsewhere in this annual report. See “Forward-Looking Statements”.
OVERVIEW
We are a leading provider of shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally. We provide these services to national oil and gas companies, major integrated energy companies and independent oil and natural gas operators. As of February 21, 2013, we owned a fleet of 37 jackup rigs, thirteen barge rigs, 58 liftboat vessels and operated an additional five liftboat vessels owned by a third party. Our diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance and decommissioning operations in several key shallow-water provinces around the world.
In March 2012, we acquired an offshore jackup drilling rig, Hercules 266, for $40.0 million. We entered into a three-year drilling contract with Saudi Aramco for the use of this rig with Saudi Aramco having an option to extend the term for an additional one-year period. This rig is currently undergoing upgrades and other contract specific refurbishments and we expect the rig to commence work under the contract in the second quarter of 2013.
During April 2012, the Kingfish, a 230 class liftboat, began its mobilization from the U.S. Gulf of Mexico to the Middle East, where it underwent upgrades prior to becoming reactivated. The vessel commenced work in November 2012.
During November 2012, the decision was made to reactivate one of our previously cold stacked rigs, Hercules 209. Hercules 209 is currently in the shipyard undergoing repairs and upgrades for reactivation and is expected to be available for work in the second quarter of 2013.
As of February 21, 2013, our business segments include the following:
Domestic Offshore — includes 29 jackup rigs in the U.S. Gulf of Mexico that can drill in maximum water depths ranging from 85 to 350 feet. Nineteen of the jackup rigs are either under contract or available for contracts and ten are cold stacked.
International Offshore — includes eight jackup rigs outside of the U.S. Gulf of Mexico. We have three jackup rigs contracted offshore in Saudi Arabia, one jackup rig contracted offshore in Myanmar and one jackup rig contracted offshore in Cameroon. In addition, we have one jackup rig warm stacked and one jackup rig cold stacked in Bahrain as well as one jackup rig cold stacked in Malaysia. In addition to owning and operating our own rigs, we have the Construction Management Agreement and the Services Agreement with Discovery Offshore with respect to each of its two rigs.
Inland — includes a fleet of three conventional and ten posted barge rigs that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast. Three of our inland barges are either under contract or available and ten are cold stacked.
Domestic Liftboats — includes 39 liftboats in the U.S. Gulf of Mexico. Twenty-nine are operating or available for contracts and ten are cold stacked.
International Liftboats — includes 24 liftboats. Nineteen are operating or available for contracts offshore West Africa, including five liftboats owned by a third party, two are cold stacked offshore West Africa and three are operating or available for contracts in the Middle East region.
In May 2013, we entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013 we closed on the sale of these Inland assets. Additionally, we had previously entered into a separate agreement to sell our Hercules 27 inland barge for $5.0 million, which closed in August 2013. As a result of these sales, the results of operations of the Inland assets included in these sales are reflected in the Consolidated Statements of Operations for the years 2012, 2011 and 2010 as discontinued operations. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. The historical results of Domestic Offshore have also been recast to include the operating results of these assets.
In June 2013, we entered into an agreement to sell our U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, we closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. As a result of the Domestic Liftboat Sale, the results of operations of the Domestic Liftboats assets included in this sale have been reflected in the Consolidated Statements of Operations for the years 2012, 2011 and 2010 as discontinued operations. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), we transferred certain assets from our Domestic Liftboats segment to our International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transfers, the historical results of International Liftboats have also been recast to include the operating results of these assets.
Our drilling rigs are used primarily for exploration and development drilling in shallow waters. Under most of our contracts, we are paid a fixed daily rental rate called a “dayrate,” and we are required to pay all costs associated with our own crews as well as the upkeep and insurance of the rig and equipment.
Our liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well. Under most of our liftboat contracts, we are paid a fixed dayrate for the rental of the vessel, which typically includes the costs of a small crew of four to eight employees, and we also receive a variable rate for reimbursement of other operating costs such as catering, fuel, rental equipment, crane overtime and other items.

Our revenue is affected primarily by dayrates, fleet utilization, the number and type of units in our fleet and mobilization fees received from our customers. Utilization and dayrates, in turn, are influenced principally by the demand for rig and liftboat services from the exploration and production sectors of the oil and natural gas industry. Our contracts in the U.S. Gulf of Mexico tend to be short-term in nature and are heavily influenced by changes in the supply of units relative to the fluctuating expenditures for both drilling and production activity. Most of our international drilling contracts and some of our international liftboat contracts are longer term in nature.
Our operating costs are primarily a function of fleet configuration and utilization levels. The most significant direct operating costs for our Domestic Offshore, International Offshore and Inland segments are wages paid to crews, maintenance and repairs to the rigs, and insurance. These costs do not vary significantly whether the rig is operating under contract or idle, unless we believe that the rig is unlikely to work for a prolonged period of time, in which case we may decide to “cold stack” or “warm stack” the rig. Cold stacking is a common term used to describe a rig that is expected to be idle for a protracted period and typically for which routine maintenance is suspended and the crews are either redeployed or laid-off. When a rig is cold stacked, operating expenses for the rig are significantly reduced because the crew is smaller and maintenance activities are suspended. Placing rigs in service that have been cold stacked typically requires a lengthy reactivation project that can involve significant expenditures and potentially additional regulatory review, particularly if the rig has been cold stacked for a long period of time. Warm stacking is a term used for a rig expected to be idle for a period of time that is not as prolonged as is the case with a cold stacked rig. Maintenance is continued for warm stacked rigs. Crews are reduced but a small crew is retained. Warm stacked rigs generally can be reactivated in three to four weeks.
The most significant costs for our Domestic Liftboats and International Liftboats segments are the wages paid to crews and the amortization of regulatory drydocking costs. Unlike our Domestic Offshore, International Offshore and Inland segments, a significant portion of the expenses incurred with operating each liftboat are paid for or reimbursed by the customer under contractual terms and prices. This includes catering, fuel, oil, rental equipment, crane overtime and other items. We record reimbursements from customers as revenue and the related expenses as operating costs. Our liftboats are required to undergo regulatory inspections every year and to be drydocked two times every five years; the drydocking expenses and length of time in drydock vary depending on the condition of the vessel. All costs associated with regulatory inspections, including related drydocking costs, are deferred and amortized over a period of twelve months.
Insurance Claims Settlement
In September 2011, we were conducting a required annual spud can inspection on Hercules 185 in protected waters offshore Angola. While conducting the inspection, it was determined that the spud can on the starboard leg had detached from the leg. Subsequently, additional leg damage was identified. The rig underwent repairs related to this damage and was mobilized back to Angola. During the return mobilization from the U.S. Gulf of Mexico to Angola, Hercules 185 experienced additional damage to its legs. We conducted a survey of the rig's legs above and below the water line and discovered extensive damage to various portions of the rig's legs. In June 2012, we determined that it was unfeasible to repair the damage and return the rig to service and recorded an impairment charge to write the rig down to salvage value. We and our insurance underwriters reached a global settlement in September 2012, agreeing that Hercules 185 should be considered a constructive total loss. From this settlement, we received total insurance proceeds of $41.0 million for the rig, including $7.5 million received in June 2012 for its earlier claim relating to previous leg damage to the rig. These proceeds generated a gain on insurance settlement of $27.3 million which is included in Operating Expenses on the Consolidated Statements of Operations for the year ended December 31, 2012. As part of the settlement, we agreed to transport and attempt to sell the rig, which entitled us to the first $1.5 million in proceeds from such sale and any sale proceeds in excess of $1.5 million being split seventy-five percent to the underwriters and twenty-five percent to us.
Dispositions and Impairment
In April 2012, during the return mobilization from the U.S. Gulf of Mexico to Angola, Hercules 185 experienced extensive damage to various portions of the rig's legs. We believed it was unfeasible to repair the damage and return the rig to service and recorded an impairment charge of $42.9 million ($27.9 million, net of tax) which is included in Asset Impairment on the Consolidated Statements of Operations for the year ended December 31, 2012 to write the rig down to salvage value.
In August 2012, we sold the Platform Rig 3 and related legal entities for aggregate consideration of approximately $36 million, consisting of a base purchase price of $28 million, as adjusted for net working capital and recorded a gain of $18.4 million which is included in Operating Expenses on the Consolidated Statements of Operations for the year ended December 31, 2012.
In October 2012, we sold Hercules 252 for gross proceeds of $8.0 million. The Consolidated Statements of Operations for the year ended December 31, 2012 include an impairment charge of approximately $25.5 million ($16.6 million, net of tax), related to the write-down of Hercules 252 to fair value less estimated cost to sell.
In September 2012, we made the decision to cold stack Hercules 258 effective October 1, 2012 and removed it from our marketable assets into our non-marketable assets as we do not reasonably expect to market this rig in the foreseeable future. This decision resulted in an impairment charge of approximately $35.2 million ($35.2 million, net of tax), which is included in Asset Impairment on the Consolidated Statements of Operations for the year ended December 31, 2012, to write the rig down to salvage value based on a third party estimate. The financial information for Hercules 258 has been reported as part of the International Offshore segment.
Termination of Foreign Corrupt Practices Act Investigations
On April 4, 2011, we received a subpoena issued by the Securities and Exchange Commission (“SEC”) requesting the delivery of certain documents to the SEC in connection with its investigation into possible violations of the securities laws, including possible violations of the Foreign Corrupt Practices Act (“FCPA”) in certain international jurisdictions where we conduct operations. We were also notified by the Department of Justice (“DOJ”) on April 5, 2011, that certain of our activities were under review by the DOJ.
On April 24, 2012, we received a letter from the DOJ notifying us that the DOJ had closed its inquiry into us regarding possible violations of the FCPA and did not intend to pursue enforcement action against us or impose any fines or penalties against us. Additionally, on August 7, 2012, we received a letter from the SEC notifying us that the SEC staff had completed its investigation into us regarding possible violations of the FCPA and did not intend to pursue enforcement action against us or impose any fines or penalties against us. As a result of these terminations by the SEC and the DOJ, there are no open FCPA investigations against us.
Common Stock Offering
In March 2012, we raised approximately $96.7 million in net proceeds, after adjusting for underwriting discounts and offering expenses, from an underwritten public offering of 20.0 million shares of common stock, par value $0.01 per share at a price to the public of $5.10 per share ($4.86, net of underwriting discounts). We used a portion of the net proceeds from the share offering to fund a portion of the purchase price for the acquisition of Hercules 266 and will use the remaining net proceeds for general corporate purposes as well as the costs associated with the upgrade and mobilization of Hercules 266.

RECENT DEVELOPMENTS
Effective April 27, 2011 we completed the Seahawk Transaction. Our financial statements accounted for the Seahawk Transaction as a business combination and accordingly, the total consideration was allocated to Seahawk's net tangible assets based on their estimated fair values. Our financial statements have been prepared assuming the same characterization applies for income tax purposes, based on the facts in existence through December 31, 2012. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. In February 2013, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, will change the tax treatment and will cause the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G). Therefore, for tax purposes we will record a carryover basis in the Seahawk assets and other tax attributes. Because of the ownership change certain of these carryovers may be subject to specific and in some cases an annual limitation on their utilization. In these instances, we will recognize valuation allowances as appropriate. These carryover attributes include net operating losses of $187 million, tax credits of $17 million, and tax basis in assets of $70 million. Based on our current tax position, these will produce additional deferred tax assets of approximately $35 million (gross additional deferred tax assets of $56 million offset by valuation allowances of $21 million). These tax attributes will be recorded in our financial statements in the first quarter of 2013 based on the effective date of the equity distribution. There can be no assurance that these deferred tax assets will be realized.
In February 2013, we entered into a definitive agreement to acquire the offshore drilling rig Ben Avon from a subsidiary of KCA Deutag. The purchase price was $55.0 million in cash and we expect the acquisition to close in late March 2013. In addition, we signed a three-year rig commitment with Cabinda Gulf Oil Company Limited for use of the Ben Avon. We expect the rig to commence work in the second quarter of 2013.
In February 2013, we entered into a definitive agreement to acquire the liftboat Bull Ray, a 280 class vessel, from a subsidiary of KS Energy Ltd. The purchase price was $42.0 million in cash and we expect the acquisition to close in early March 2013. The liftboat is currently located in Limbe, Cameroon. In addition, we signed a Letter of Intent for a short term commitment to use the Bull Ray and we expect the vessel to commence work shortly after the acquisition closes.

RESULTS OF OPERATIONS
Generally, domestic drilling industry conditions improved in 2012, as the marketed supply of jackup rigs was further diminished and demand increased for our jackup rigs. Factors that led to the increase in demand included the relatively high price of crude oil and the shift by operators to liquids-rich drilling activities. Furthermore, during 2012 our Domestic Offshore segment benefited from the full-year addition of the rigs acquired in the Seahawk Transaction, which we completed on April 27, 2011. The results of the Seahawk Transaction are included in our results from the date of acquisition which impacts the comparability of the 2012 period with the corresponding 2011 and 2010 periods.

Demand for our domestic rigs may decline during hurricane season, which is generally considered June 1 through November 30, as our customers may reduce drilling activity. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control.
Our International Offshore segment experienced weaker results due primarily to contract expiration on the international rig fleet during the prior year. While the majority of our international rigs were recontracted, market dayrates were significantly below prior contract dayrates.
Our International Liftboat performance strengthened in 2012, primarily due to increases in dayrates, partially offset by higher repairs and maintenance and labor costs.

The following table sets forth financial information by operating segment and other selected information for the periods indicated:

	Year Ended December 31,
	2012	2011	Change	% Change
	(Dollars in thousands)
Domestic Offshore:
Number of rigs (as of end of period)	29	38
Revenue	$355,762	$217,450	$138,312	63.6%
Operating expenses	236,485	183,375	53,110	29.0%
Asset impairment	25,502	—	25,502	n/m
Depreciation and amortization expense	76,890	73,901	2,989	4.0%
General and administrative expenses	8,130	9,275	(1,145)	(12.3)%
Operating income (loss)	$8,755	$(49,101)	$57,856	n/m
International Offshore:
Number of rigs (as of end of period)	8	9
Revenue	$135,047	$237,047	$(102,000)	(43.0)%
Operating expenses	66,144	134,439	(68,295)	(50.8)%
Asset impairment	82,714	—	82,714	n/m
Depreciation and amortization expense	45,577	52,278	(6,701)	(12.8)%
General and administrative expenses	(183)	(7,512)	7,329	(97.6)%
Operating income (loss)	$(59,205)	$57,842	$(117,047)	n/m
International Liftboats:
Number of liftboats (as of end of period)	24	25
Revenue	$127,416	$120,074	$7,342	6.1%
Operating expenses	67,467	60,066	7,401	12.3%
Depreciation and amortization expense	17,213	20,693	(3,480)	(16.8)%
General and administrative expenses	4,588	7,166	(2,578)	(36.0)%
Operating income	$38,148	$32,149	$5,999	18.7%
Total Company:
Revenue	$618,225	$574,571	$43,654	7.6%
Operating expenses	370,096	377,880	(7,784)	(2.1)%
Asset impairment	108,216	—	108,216	n/m
Depreciation and amortization expense	142,329	149,477	(7,148)	(4.8)%
General and administrative expenses	57,311	53,626	3,685	6.9%
Operating loss	(59,727)	(6,412)	(53,315)	831.5%
Interest expense	(72,734)	(72,086)	(648)	0.9%
Loss on extinguishment of debt	(9,156)	—	(9,156)	n/m
Other, net	1,896	(3,934)	5,830	n/m
Loss before income taxes	(139,721)	(82,432)	(57,289)	69.5%
Income tax benefit	18,721	27,682	(8,961)	(32.4)%
Loss from continuing operations	(121,000)	(54,750)	(66,250)	121.0%
Loss from discontinued operations, net of taxes	(6,004)	(21,378)	15,374	(71.9)%
Net loss	$(127,004)	$(76,128)	$(50,876)	66.8%

  _____________________________
"n/m" means not meaningful.

The following table sets forth selected operational data by operating segment for the periods indicated:

	Year Ended December 31, 2012
	Operating Days	Available Days	Utilization(1)	Average Revenue per Day(2)	Average Operating Expense per Day(3)
Domestic Offshore	5,760	6,588	87.4%	$61,764	$35,896
International Offshore	1,331	2,336	57.0%	101,463	28,315
International Liftboats	5,383	7,670	70.2%	23,670	8,796

	Year Ended December 31, 2011
	Operating Days	Available Days	Utilization(1)	Average Revenue per Day(2)	Average Operating Expense per Day(3)
Domestic Offshore	4,494	5,755	78.1%	$48,387	$31,864
International Offshore	2,131	2,828	75.4%	111,237	47,539
International Liftboats	5,486	8,760	62.6%	21,887	6,857

  _____________________________

(1)
Utilization is defined as the total number of days our rigs or liftboats, as applicable, were under contract, known as operating days, in the period as a percentage of the total number of available days in the period. Days during which our rigs and liftboats were undergoing major refurbishments, upgrades or construction, and days during which our rigs and liftboats are cold stacked, are not counted as available days. Days during which our liftboats are in the shipyard undergoing drydocking or inspection are considered available days for the purposes of calculating utilization.

(2)
Average revenue per rig or liftboat per day is defined as revenue earned by our rigs or liftboats, as applicable, in the period divided by the total number of operating days for our rigs or liftboats, as applicable, in the period.

(3)
Average operating expense per rig or liftboat per day is defined as operating expenses, excluding depreciation and amortization, incurred by our rigs or liftboats, as applicable, in the period divided by the total number of available days in the period. We use available days to calculate average operating expense per rig or liftboat per day rather than operating days, which are used to calculate average revenue per rig or liftboat per day, because we incur operating expenses on our rigs and liftboats even when they are not under contract and earning a dayrate. In addition, the operating expenses we incur on our rigs and liftboats per day when they are not under contract are typically lower than the per day expenses we incur when they are under contract.

2012 Compared to 2011
Revenue
Consolidated. The increase in consolidated revenue is described below.
Domestic Offshore. The rigs acquired from Seahawk contributed to $72 million of the increase in revenue from our Domestic Offshore segment. The remaining increase was due to increased operating days and average dayrates for the legacy Hercules rigs during the Current Period as compared to the Comparable Period, which contributed to an increase in revenue of approximately $34 million and $32 million, respectively.
International Offshore. Revenue for our International Offshore segment decreased due to the following:

•	$34.4 million decrease from Hercules 258 as it did not operate during most of the Current Period;

•
$21.8 million decrease from Hercules 262 as it was in the shipyard preparing for a new contract a portion of the year which contributed to an approximate $11 million decrease and it operated at a lower average dayrate which contributed to an approximate $13 million decrease, net of other miscellaneous items;

•
$21.6 million decrease from Hercules 261 as it was in the shipyard preparing for a new contract a portion of the year which contributed to an approximate $10 million decrease and it operated at a lower average dayrate which contributed to an approximate $13 million decrease, net of other miscellaneous items;

•
$16.1 million decrease from Hercules 208 as it was preparing for a new contract in Indonesia during the first quarter which contributed to an approximate $8 million decrease and it operated at a lower average dayrate which contributed to an approximate $11 million decrease, offset partially by additional days worked in the fourth quarter which contributed to an approximate $3 million increase;

•	$5.2 million decrease from Platform Rig 3 as it was sold in August 2012; and

•
$5.1 million decrease from Hercules 260 of which an approximate $11 million decrease related to it operating at a lower dayrate in the Current Period than in the Comparable Period and not providing marine package services as were provided under the contract in the Comparable Period and an approximate $5 million increase related to an increase in operating days in the Current Period as compared to the Comparable Period.

International Liftboats. The increase in revenue from our International Liftboats segment resulted from an increase in average revenue per liftboat per day in the Current Period as compared to the Comparable Period contributing to an approximate $10 million increase in revenue. This increase was partially offset by a decrease in operating days in the Current Period as compared to the Comparable Period which contributed to an approximate $2 million decrease in revenue.
Operating Expenses
Consolidated. The decrease in consolidated operating expenses is described below.
Domestic Offshore. The rigs acquired from Seahawk contributed to $39 million increase in operating expenses for our Domestic Offshore segment. The remaining increase in operating expenses was due to an increase in labor costs of $15.2 million in the Current Period as compared to the Comparable Period as well as gains on asset sales in the Comparable Period. These increases were partially offset by a $8.0 million decrease in costs associated with workers' compensation.
International Offshore. Platform Rig 3 contributed a $29.1 million decrease to operating expenses in the Current Period as compared to the Comparable Period. This decrease was primarily due to the gain on sale of the rig during the Current Period of $18.4 million as well as approximately $8 million of costs incurred in the Comparable Period for the permanent importation of the rig. Hercules 185 contributed a $29.6 million decrease in operating expenses primarily due to a gain on insurance settlement of $27.3 million in the Current Period. Hercules 258 contributed a $12.8 million decrease in operating expenses primarily due to the rig not operating during most of the Current Period.
International Liftboats. The increase in operating expenses for our International Liftboats segment related primarily to $1.3 million of incremental costs associated with the mobilization of the Kingfish to the Middle East, $1.1 million of incremental costs associated with the Whaleshark repairs as well as an increase in labor and burden, equipment rentals, catering and workers' compensation costs of $2.1 million, $1.0 million, $1.0 million and $1.0 million, respectively, in the Current Period as compared to the Comparable Period. Partially offsetting these increases is a $1.6 million gain recognized on the loss of the Mako recovered from insurance underwriters in excess of the net book value in the Current Period.
Asset Impairment
We recorded an asset impairment charge of $82.7 million in our International Offshore segment which includes $35.2 million related to the write-down of Hercules 258 to salvage value, $42.9 million related to the write-down of Hercules 185 to salvage value and $4.6 million related to the write off of unamortized deferred costs associated with the Hercules 185 contract. Additionally, Hercules 252, which was held for sale at September 30, 2012, was written down to its fair value less estimated cost to sell, resulting in an impairment charge of $25.5 million in the Current Period to our Domestic Offshore segment.
Depreciation and Amortization
The decrease in depreciation and amortization is primarily due to the asset impairment charge recorded in the second quarter of 2012 to write-down Hercules 185 to salvage value, which contributed to a $3.9 million decrease in depreciation. Depreciation decreased in the Current Period as compared to the Comparable Period by approximately $1.9 million due to various assets sold. Additionally, amortization of drydock expenditures decreased $3.3 million in the Current Period as compared to the Comparable Period. These decreases were partially offset by the additional depreciation in the Current Period as compared to the Comparable Period from the addition of the rigs acquired from Seahawk in April 2011.
General and Administrative Expenses
The increase in general and administrative expenses is primarily related to higher recoveries of doubtful accounts receivable in the Comparable Period as compared to the Current Period. Additionally, labor costs increased $5.1 million in the Current Period as compared to the Comparable Period. Partially offsetting this increase, we had a decrease in legal and professional service fees of $7.5 million in the Current Period as compared to the Comparable Period.

Loss on Extinguishment of Debt
During the second quarter of 2012, we expensed $6.4 million related to the April 2012 debt refinancing and wrote off $1.4 million of unamortized debt issuance costs associated with the April 2012 termination of our prior term loan. Additionally, in May 2012, we repurchased a portion of our 3.375% Convertible Senior Notes, resulting in a loss of $1.3 million.
Other Income (Expense), net
The increase in other income is primarily due to the gain recognized in the Current Period for the change in the fair value of our warrants issued from Discovery Offshore as compared to a loss on the warrants in the Comparable Period.
Income Tax Benefit
During the Current Period we generated an income tax benefit from continuing operations of $18.7 million, for an effective rate of 13.4%, compared to an income tax benefit from continuing operations of $27.7 million, for an effective rate of 33.6%, during the Comparable Period. The decline in our effective rate related primarily to the profitability of certain entities in our offshore structure, as we do not provide a U.S. tax provision/benefit for income/losses that are generated in this structure generally until funds are repatriated to the U.S. via capital transactions. During the Current Period we generated $44.7 million of losses in our offshore structure, primarily related to the impairment of Hercules 258, which had no associated tax benefit recorded in the Current Period.
Discontinued Operations
During the Current Period, loss from discontinued operations, net of taxes was $6.0 million compared with $21.4 million in 2011. The 2011 period included a loss of $13.4 million, $8.2 million net of tax, from the Delta Towing sale in May 2011. The Inland segment had a loss from discontinued operations, net of taxes of $8.1 million compared to $7.1 million in the Comparable Period primarily due to incremental accrued sales and use tax expense of $2.3 million, related to several multi-year sales and use tax audits, as well as an increase in workers' compensation expense of $2.3 million in the Current Period as compared to the Comparable Period. These increases on Inland were partially offset by lower equipment rental expense of $0.9 million in the Current Period as compared to the Comparable Period as well as gains on asset sales of $1.2 million in the Current Period. Income from discontinued operations, net of taxes of the Domestic Liftboats segment was $2.1 million for 2012 compared with a loss from discontinued operations, net of taxes of $4.6 million during the Comparable Period as a result of an increase in revenue driven by higher average revenue per liftboat per day in 2012 as compared to the Comparable Period. Additionally, Domestic Liftboats recognized a gain of $1.8 million in the Current Period on the loss of the Starfish recovered from insurance underwriters.

The following table sets forth financial information by operating segment and other selected information for the periods indicated:

	Year Ended December 31,
	2011	2010	Change	% Change
	(Dollars in thousands)
Domestic Offshore:
Number of rigs (as of end of period)	38	25
Revenue	$217,450	$124,063	$93,387	75.3%
Operating expenses	183,375	148,555	34,820	23.4%
Asset impairment	—	84,744	(84,744)	n/m
Depreciation and amortization expense	73,901	82,898	(8,997)	(10.9)%
General and administrative expenses	9,275	5,663	3,612	63.8%
Operating loss	$(49,101)	$(197,797)	$148,696	(75.2)%
International Offshore:
Number of rigs (as of end of period)	9	9
Revenue	$237,047	$291,516	$(54,469)	(18.7)%
Operating expenses	134,439	130,460	3,979	3.0%
Asset impairment	—	37,973	(37,973)	n/m
Depreciation and amortization expense	52,278	58,275	(5,997)	(10.3)%
General and administrative expenses	(7,512)	7,930	(15,442)	n/m
Operating income	$57,842	$56,878	$964	1.7%
International Liftboats:
Number of liftboats (as of end of period)	25	25
Revenue	$120,074	$121,535	$(1,461)	(1.2)%
Operating expenses	60,066	57,530	2,536	4.4%
Depreciation and amortization expense	20,693	18,617	2,076	11.2%
General and administrative expenses	7,166	5,815	1,351	23.2%
Operating income	$32,149	$39,573	$(7,424)	(18.8)%
Total Company:
Revenue	$574,571	$537,114	$37,457	7.0%
Operating expenses	377,880	336,545	41,335	12.3%
Asset impairment	—	122,717	(122,717)	n/m
Depreciation and amortization expense	149,477	162,967	(13,490)	(8.3)%
General and administrative expenses	53,626	55,566	(1,940)	(3.5)%
Operating loss	(6,412)	(140,681)	134,269	(95.4)%
Interest expense	(72,086)	(72,690)	604	(0.8)%
Other, net	(3,934)	3,872	(7,806)	n/m
Loss before income taxes	(82,432)	(209,499)	127,067	(60.7)%
Income tax benefit	27,682	83,481	(55,799)	(66.8)%
Loss from continuing operations	(54,750)	(126,018)	71,268	(56.6)%
Loss from discontinued operations, net of taxes	(21,378)	(8,576)	(12,802)	149.3%
Net loss	$(76,128)	$(134,594)	$58,466	(43.4)%

_____________________________
"n/m" means not meaningful.

The following table sets forth selected operational data by operating segment for the periods indicated:

	Year Ended December 31, 2011
	Operating Days	Available Days	Utilization	Average Revenue per Day	Average Operating Expense per Day
Domestic Offshore	4,494	5,755	78.1%	$48,387	$31,864
International Offshore	2,131	2,828	75.4%	111,237	47,539
International Liftboats	5,486	8,760	62.6%	21,887	6,857

	Year Ended December 31, 2010
	Operating Days	Available Days	Utilization	Average Revenue per Day	Average Operating Expense per Day
Domestic Offshore	3,321	4,086	81.3%	$37,357	$36,357
International Offshore	2,106	3,344	63.0%	138,422	39,013
International Liftboats	5,323	8,911	59.7%	22,832	6,456
2011 Compared to 2010
Revenue
Consolidated. This increase in consolidated revenue is described below.
Domestic Offshore. The increase in revenue was primarily due to revenue of $74.4 million related to the rigs acquired from Seahawk. Excluding the revenue from the rigs acquired from Seahawk, revenue increased $19.0 million for the legacy Hercules rigs due to an increase in average dayrates, $47,000 in 2011 compared to $37,357 in 2010, which contributed to an approximate $32 million increase in revenue. This increase was partially offset by a decline in operating days for the legacy Hercules rigs to 3,043 days during 2011 from 3,321 days during 2010, which contributed to an approximate $13 million decrease in revenue in 2011 as compared to 2010.
International Offshore. Hercules 258 and Hercules 260 contributed to a reduction in revenue of $26.5 million and $29.0 million, respectively, as their contracts ended in June and May 2011, respectively, and subsequently operated at lower dayrates. Additionally, there was no provision for marine services associated with the subsequent contracts. Hercules 262 and Hercules 208 contributed to a reduction of $6.9 million and $5.2 million, respectively, primarily due to fewer operating days in 2011 as compared to 2010. These decreases are partially offset by Hercules 185 operating a large portion of 2011 compared to not meeting revenue recognition criteria in 2010 which contributed to a $15.2 million increase in revenue. Average revenue per rig per day decreased to $111,237 in 2011 from $138,422 in 2010 primarily due to lower average dayrates earned on Hercules 258 and Hercules 260.
International Liftboats. The decrease in revenue from our International Liftboats segment resulted from a decrease in average revenue per liftboat per day in the Current Period as compared to the Comparable Period contributing to an approximate $5 million decrease in revenue. This decrease was partially offset by an increase in operating days in the Current Period as compared to the Comparable Period which contributed to an approximate $4 million increase in revenue.
Operating Expenses
Consolidated. The increase in consolidated operating expenses is described below.
Domestic Offshore. The increase in operating expenses was primarily due to operating expenses of approximately $41 million related to the rigs acquired from Seahawk. Excluding the operating expenses related to the rigs acquired from Seahawk, operating expenses decreased approximately $6 million driven by a decrease in labor expense, equipment rentals, insurance, repairs and maintenance and freight costs of $7.5 million, $5.2 million, $3.8 million, $1.1 million and $1.3 million, respectively, offset by an increase in workers’ compensation expenses of $12.6 million as well as $4.0 million fewer gains on asset sales in 2011 as compared to 2010. Additionally, 2010 included an accrual of approximately $3.0 million related to a multi-year state sales and use tax audit. Average operating expenses per rig per day were $31,864 in 2011 compared with $36,357 in 2010.

International Offshore. The increase in operating expenses was driven by i) increased operating expenses for Hercules 185 which contributed to a $12.0 million increase in 2011 as compared to 2010, ii) increased operating expenses for Rig 3 which contributed to a $4.5 million increase in 2011 as compared to 2010 primarily due to permanent importation costs of approximately $8 million, offset by a $1.7 million benefit for a forfeited deposit and a $1.0 million deferral of contract preparation costs as well as iii) increased operating expenses for Hercules 208 which contributed to a $6.0 million increase in 2011 as compared to 2010 primarily due to $2.3 million in amortization of deferred costs as well as approximately $2.8 million in costs incurred for the planned demobilization of the rig from Vietnam, which was delayed as a result of inclement weather. Partially offsetting these increases i) Hercules 156 was cold stacked in December 2010 which contributed to a $6.5 million decrease, ii) Hercules 260 contributed to a $5.0 million decrease primarily due to not providing marine services under its new contract which contributed to an approximate $7 million decrease offset by increased amortization of deferred expenses of $2.9 million in 2011 as compared to 2010 and iii) Hercules 258 contributed to a $8.4 million decrease primarily due to not providing marine services subsequent to its contract expiration in June 2011. Average operating expenses per rig per day were $47,539 in 2011 compared with $39,013 in 2010.
International Liftboats. The increase in operating expenses is primarily due to increased labor costs in 2011.
Impairment of Property and Equipment
In the year ended December 31, 2010, we incurred $122.7 million of impairment charges related to certain property and equipment in our Domestic Offshore and International Offshore segments, the impact of which by segment was $84.7 million and $38.0 million, respectively.
Depreciation and Amortization
The decrease in depreciation and amortization resulted primarily from reduced depreciation in 2011 of approximately $25 million due to asset sales and fully depreciated assets as well as asset impairments recorded in the fourth quarter of 2010, partially offset by an approximate $11 million increase in depreciation in 2011 due to capital additions, including $7.0 million of depreciation related to the addition of the rigs acquired from Seahawk. Additionally, drydock amortization increased $1.9 million.
General and Administrative Expenses
The decrease in general and administrative expenses is related to a $16.6 million reduction in bad debt expense in 2011 as compared to 2010 due primarily to additional recoveries from one international customer. This decrease was partially offset by an increase in labor costs, including contract labor, of $3.6 million as well as an increase of $10.2 million in legal and professional service fees, of which $3.4 million related to the Seahawk Transaction.
Interest Expense
The decrease in interest expense was related primarily to the impact of our interest rate collar outstanding in 2010, somewhat offset by the increased rate on our term loan.
Other Expense
The increase in other expense was primarily due to the 2011 recording of the fair market value of our Discovery Offshore Warrants of $3.3 million as well as a $3.3 million currency gain in 2010 due to the devaluation of the Venezuelan Bolivar. Additionally, during 2011, we amended our prior credit agreement and in doing so, we recorded the write-off of certain deferred debt issuance costs and expensed certain fees directly related to these activities totaling $0.5 million.
Income Tax Benefit
The effective tax rate in 2011 of 33.6% decreased as compared to the effective tax rate in 2010 of 39.8% due to mix of earnings (losses) from different jurisdictions as well as the prior year benefit of $5.8 million related to the effective compromise settlement with the Mexican tax authorities on certain tax liabilities, partially offset by adjustments for various discrete items, including certain return to provision adjustments in 2010. In some cases our income tax is based on gross revenues or deemed profits under local tax laws rather than income before taxes. In addition, our assets move between taxing jurisdictions and operating structures with differing tax rates. As a result, variations in our effective tax rate from period to period may have limited correlation with pre-tax income or loss.
Discontinued Operations
Loss from discontinued operations, net of taxes was $21.4 million for 2011 compared with $8.6 million for 2010. The 2011 year included the loss of $13.4 million, $8.2 million net of tax, from the Delta Towing sale in May 2011. Loss from discontinued operations, net of taxes of the Inland segment was $7.1 million for 2011 compared with $10.2 million in 2010 largely due to an increase in revenue due to higher average dayrates in 2011 as compared to 2010. Loss from discontinued

operations, net of taxes for 2011 for the Domestic Liftboats segment was $4.6 million compared with income of $4.1 million for 2010 primarily due to a decrease in revenue in 2011 as compared to 2010 driven by a decrease in operating days.

Non-GAAP Financial Measures
Regulation G, General Rules Regarding Disclosure of Non-GAAP Financial Measures and other SEC regulations define and prescribe the conditions for use of certain Non-Generally Accepted Accounting Principles (“Non-GAAP”) financial measures. We use various Non-GAAP financial measures such as adjusted operating income (loss), adjusted income (loss) from continuing operations, adjusted diluted earnings (loss) per share from continuing operations, EBITDA and Adjusted EBITDA. EBITDA is defined as net income plus interest expense, income taxes, depreciation and amortization. We believe that in addition to GAAP based financial information, Non-GAAP amounts are meaningful disclosures for the following reasons: i) each are components of the measures used by our board of directors and management team to evaluate and analyze our operating performance and historical trends, ii) each are components of the measures used by our management team to make day-to-day operating decisions, iii) under certain scenarios the Credit Agreement requires us to maintain compliance with a maximum secured leverage ratio, which contains Non-GAAP adjustments as components, iv) each are components of the measures used by our management to facilitate internal comparisons to competitors’ results and the shallow-water drilling and marine services industry in general, v) results excluding certain costs and expenses provide useful information for the understanding of the ongoing operations without the impact of significant special items, and vi) the payment of certain bonuses to members of our management is contingent upon, among other things, the satisfaction by the Company of financial targets, which may contain Non-GAAP measures as components. We acknowledge that there are limitations when using Non-GAAP measures. The measures below are not recognized terms under GAAP and do not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. EBITDA and Adjusted EBITDA are not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as tax payments and debt service requirements. Because all companies do not use identical calculations, the amounts below may not be comparable to other similarly titled measures of other companies.

The following tables present a reconciliation of the GAAP financial measures to the corresponding adjusted financial measures (in thousands, except per share amounts):

	For the Years Ended December 31,
	2012	2011	2010
Operating Loss	$(59,727)	$(6,412)	$(140,681)
Adjustments:
Asset impairment	108,216	—	122,717
Gain on sale of Platform Rig 3	(18,350)	—	—
Gain on Hercules 185 insurance settlement	(27,268)	—	—
Total adjustments	62,598	—	122,717
Adjusted Operating Income (Loss)	$2,871	$(6,412)	$(17,964)
Loss from Continuing Operations	$(121,000)	$(54,750)	$(126,018)
Adjustments:
Asset impairment	108,216	—	122,717
Gain on sale of Platform Rig 3	(18,350)	—	—
Gain on Hercules 185 insurance settlement	(27,268)	—	—
Loss on extinguishment of debt	9,156	—	—
Tax impact of adjustments	(12,796)	—	(42,959)
Total adjustments	58,958	—	79,758
Adjusted Loss from Continuing Operations	$(62,042)	$(54,750)	$(46,260)
Diluted Loss per Share from Continuing Operations	$(0.79)	$(0.42)	$(1.10)
Adjustments:
Asset impairment	0.70	—	1.07
Gain on sale of Platform Rig 3	(0.12)	—	—
Gain on Hercules 185 insurance settlement	(0.18)	—	—
Loss on extinguishment of debt	0.06	—	—
Tax impact of adjustments	(0.07)	—	(0.37)
Total adjustments	0.39	—	0.70
Adjusted Diluted Loss per Share from Continuing Operations	$(0.40)	$(0.42)	$(0.40)
Loss from Continuing Operations	$(121,000)	$(54,750)	$(126,018)
Interest expense	72,734	72,086	72,690
Income tax benefit	(18,721)	(27,682)	(83,481)
Depreciation and amortization	142,329	149,477	162,967
EBITDA	75,342	139,131	26,158
Adjustments:
Asset impairment	108,216	—	122,717
Gain on sale of Platform Rig 3	(18,350)	—	—
Gain on Hercules 185 insurance settlement	(27,268)	—	—
Loss on extinguishment of debt	9,156	—	—
Total adjustments	71,754	—	122,717
Adjusted EBITDA	$147,096	$139,131	$148,875
Critical Accounting Policies
Critical accounting policies are those that are important to our results of operations, financial condition and cash flows and require management’s most difficult, subjective or complex judgments. Different amounts would be reported under alternative assumptions. We have evaluated the accounting policies used in the preparation of the consolidated financial statements and related notes appearing elsewhere in this annual report. We apply those accounting policies that we believe best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the United

States. We believe that our policies are generally consistent with those used by other companies in our industry. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
We periodically update the estimates used in the preparation of the financial statements based on our latest assessment of the current and projected business and general economic environment. During recent periods, there has been substantial volatility and a decline in natural gas prices. To the extent prices decline, this decline may adversely impact the business of our customers, and in turn our business. This could result in changes to estimates used in preparing our financial statements, including the assessment of certain of our assets for impairment. Our significant accounting policies are summarized in Note 2 to our consolidated financial statements. We believe that our more critical accounting policies include those related to business combinations, property and equipment, derivatives, revenue recognition, income taxes, allowance for doubtful accounts, stock-based compensation and accrued self-insurance reserves. Inherent in such policies are certain key assumptions and estimates.
Business Combinations
On April 27, 2011, we completed our acquisition of 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk for total consideration of approximately $150.3 million consisting of $25.0 million of cash and 22.1 million shares of Hercules common stock, net of a working capital adjustment. We accounted for this transaction as a business combination and accordingly, the total consideration was allocated to Seahawk’s net tangible assets based on their estimated fair values. Our Financial Statements have been prepared assuming the same characterization applies for income tax purposes, based on the facts in existence through December 31, 2012. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. Subsequent to December 31, 2012, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, will change the tax treatment and will cause the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G) (See Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations - Recent Developments).
Property and Equipment
Drydock costs are capitalized at cost as Other Assets, Net on the Consolidated Balance Sheets and amortized on the straight-line method over a period of 12 months. Depreciation is computed using the straight-line method, after allowing for salvage value where applicable, over the useful life of the asset, which is typically 15 years for our rigs and liftboats. We review our property and equipment for potential impairment when events or changes in circumstances indicate that the carrying value of such assets may not be recoverable or when reclassifications are made between property and equipment and assets held for sale. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a substantial reduction in cash flows associated with the use of the long-lived asset. For property and equipment held for use, the determination of recoverability is made based on the estimated undiscounted future net cash flows of the related asset or group of assets being reviewed. Any actual impairment charges are recorded using an estimate of discounted future cash flows. This evaluation requires us to make judgments regarding long-term forecasts of future revenue and costs. In turn these forecasts are uncertain in that they require assumptions about demand for our services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific asset groups and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.
Supply and demand are the key drivers of rig and vessel utilization and our ability to contract our rigs and vessels at economical rates. During periods of an oversupply, it is not uncommon for us to have rigs or vessels idled for extended periods of time, which could indicate that an asset group may be impaired. Our rigs and vessels are mobile units, equipped to operate in geographic regions throughout the world and, consequently, we may move rigs and vessels from an oversupplied region to one that is more lucrative and undersupplied when it is economical to do so. As such, our rigs and vessels are considered to be interchangeable within classes or asset groups and accordingly, we perform our impairment evaluation by asset group.
Our estimates, assumptions and judgments used in the application of our property and equipment accounting policies reflect both historical experience and expectations regarding future industry conditions and operations. Using different estimates, assumptions and judgments, especially those involving the useful lives of our rigs and liftboats and expectations regarding future industry conditions and operations, would result in different carrying values of assets and results of operations. For example, a prolonged downturn in the drilling industry in which utilization and dayrates were significantly reduced could result in an impairment of the carrying value of our assets.
Useful lives of rigs and vessels are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. We evaluate the remaining useful lives of our rigs and vessels when certain events occur that directly impact our assessment of the remaining useful lives of the rigs and vessels and include changes in operating condition, functional capability and market and economic factors. We also consider major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on the future marketability when assessing the useful lives and salvage values of individual rigs and vessels.
When analyzing our assets for impairment, we separate our marketable assets, those assets that are actively marketed and can be warm stacked or cold stacked for short periods of time depending on market conditions, from our non-marketable assets, those assets that have been cold stacked for an extended period of time or those assets that we currently do not reasonably expect to market in the foreseeable future.
Derivatives
As compensation for costs incurred and efforts expended in forming Discovery Offshore, we were issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore stock at a strike price of 11.5 Norwegian Kroner (“NOK”) per share which is exercisable in the event that the Discovery Offshore stock price reaches an average equal to or higher than 23 NOK per share for 30 consecutive trading days. As of December 31, 2012 and 2011, Discovery Offshore’s stock price was 13.00 and 8.50 NOK per share, respectively. The warrants are being accounted for as a derivative instrument as the underlying security is readily convertible to cash. The fair value of the derivative asset of $4.0 million and $1.8 million is included in Other Assets, Net on the Consolidated Balance Sheet at December 31, 2012 and 2011, respectively. Subsequent changes in the fair value of the warrants are recognized to other income (expense). We recognized $2.2 million to other income and $3.3 million to other expense related to the change in the fair value of the warrants during the year ended December 31, 2012 and 2011, respectively. The fair value of the Discovery Offshore warrants was determined using a Monte Carlo simulation and is a Level 2 measurement within the fair value hierarchy. We used the historical volatility of companies similar to that of Discovery Offshore to estimate volatility. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate life of the warrants. The stock price represents the closing stock price of Discovery Offshore stock at the date of valuation, which is the end of the respective reporting period. The strike price, target price, expected life and number of warrants are all contractual based on the terms of the warrant agreement. Our estimate of fair value requires a number of inputs and changes to those inputs could result in a different valuation.
Revenue Recognition
Revenue generated from our contracts is recognized as services are performed, as long as collectability is reasonably assured. For certain contracts, we may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees received and costs incurred to mobilize a rig from one location to another under contracts longer than ninety days are recognized as services are performed over the term of the related drilling contract. For certain contracts, we may receive fees from our customers for capital improvements to our rigs. Such fees are deferred and recognized as services are performed over the term of the related contract. We capitalize such capital improvements and depreciate them over the useful life of the asset. Certain of our contracts also allow us to recover additional direct costs, such as demobilization costs, additional labor and additional catering costs and under most of our liftboat contracts, we receive a variable rate for reimbursement of costs such as catering, fuel, oil, rental equipment, crane overtime and other items. Revenue for the recovery or reimbursement of these costs is recognized when the costs are incurred.
Accrued Self-Insurance Reserves
We are self-insured up to certain retention limits for maritime employer's liability claims and protection and indemnity claims. The amounts in excess of the self-insured levels are fully insured, up to a limit. Self-insurance reserves are based on estimates of (i) claims reported and (ii) loss amounts incurred but not reported. Reserves for reported claims are estimated by our internal risk department by evaluating the facts and circumstances of each claim and are adjusted from time to time based upon the status of each claim and our historical experience with similar claims. Reserves for loss amounts incurred but not reported are estimated by our third-party actuary and include provisions for expected development on claims reported due to information not yet received and expected development on claims to be reported in the future but which have occurred prior to the accounting date. As of December 31, 2012 and 2011, there was $27.9 million and $22.1 million in Accrued Self-Insurance Reserves, respectively, which is included in Accrued Liabilities on the Consolidated Balance Sheets. The actual outcome of any claim could differ significantly from estimated amounts.
Income Taxes
Our net income tax expense or benefit is determined based on the mix of domestic and international pre-tax earnings or losses, respectively, as well as the tax jurisdictions in which we operate. We operate in multiple countries through various legal entities. As a result, we are subject to numerous domestic and foreign tax jurisdictions and are taxed on various bases: income before tax, deemed profits (which is generally determined using a percentage of revenue rather than profits), and withholding taxes based on revenue. The calculation of our tax liabilities involves consideration of uncertainties in the application and interpretation of complex tax regulations in our operating jurisdictions. Changes in tax laws, regulations, agreements and treaties, or our level of operations or profitability in each taxing jurisdiction could have an impact upon the amount of income taxes that we provide during any given year.
Allowance for Doubtful Accounts
Accounts receivable represents approximately 8.3% of our total assets and 35.1% of our current assets as of December 31, 2012. Accounts receivable are stated at the historical carrying amount net of write-offs and the allowance for doubtful accounts. We continuously monitor our accounts receivable from our customers to identify any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions and other pertinent factors. We establish an allowance for doubtful accounts based on the actual amount we believe is not collectable. As of December 31, 2012 and 2011, there was $0.8 million and $11.5 million in allowance for doubtful accounts, respectively. The change in our allowance during the year ended December 31, 2012 related primarily to payments received from a customer in our International Offshore segment.
Stock-Based Compensation
We recognize compensation cost for all share-based payments awarded in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation (“ASC 718”) and in accordance with such we record the grant date fair value of stock options and time-based restricted stock awarded as compensation expense using a straight-line method over the requisite service period. Performance based awards are recognized using the accelerated method over the requisite service period. We estimate the fair value of the options granted using the Trinomial Lattice option pricing model using the following assumptions: expected dividend yield, expected stock price volatility, risk-free interest rate and employee exercise patterns (expected life of the options). The fair value of our time-based restricted stock and performance based grants that are share settled is based on the closing price of our common stock on the date of grant. For those performance based grants that contain a market performance condition, the Monte Carlo simulation is used for valuation as of the date of grant. All of our cash settled awards are recorded as a liability at fair value, which is remeasured at the end of each reporting period, over the requisite service period. Our cash settled liability awards that contain market performance conditions are valued using a Monte Carlo simulation, while the service based liability retention award is valued based on the lesser of the average price of the our common stock for the 90 days prior to the end of the quarter or date of vesting and $10.00. We also estimate future forfeitures and related tax effects. Our estimate of compensation expense requires a number of complex and subjective assumptions and changes to those assumptions could result in different valuations for individual share awards.
Our estimate of future expense relating to stock options, restricted stock and liability-based awards granted through December 31, 2012 as well as the remaining vesting period over which the associated expense is to be recognized is presented in the table below; however, due to the uncertainty in the level of awards to be granted in the future as well as changes in the fair value of liability-based awards, these amounts are estimates and subject to change.

	December 31, 2012
	Unrecognized Compensation Expense	Weighted Average Remaining Term
	(in thousands)	(in years)
Stock Option Awards	$121	0.2
Time-based Restricted Stock Awards	4,632	1.2
Objective-based Awards (share settled)	1,921	1.2
Objective-based Awards (cash settled)	1,563	0.9

LIQUIDITY AND CAPITAL RESOURCES
Sources and Uses of Cash
Sources and uses of cash for 2012 and 2011 are as follows (in millions):

	2012	2011
Net Cash Provided by Operating Activities	$68.4	$52.0
Net Cash Provided by (Used in) Investing Activities:
Acquisition of Assets	(40.0)	(25.0)
Additions of Property and Equipment	(127.2)	(39.5)
Deferred Drydocking Expenditures	(11.4)	(15.7)
Cash Paid for Equity Investment	(4.3)	(34.2)
Insurance Proceeds Received	54.1	—
Proceeds from Sale of Assets, Net	72.9	80.4
Decrease in Restricted Cash	3.6	1.5
Total	(52.3)	(32.5)
Net Cash Provided by (Used in) Financing Activities:
Long-term Debt Borrowings	500.0	—
Long-term Debt Repayments	(452.9)	(22.2)
Redemption of 3.375% Convertible Senior Notes	(27.6)	—
Common Stock Issuance	96.7	—
Payment of Debt Issuance Costs	(7.7)	(2.1)
Other	0.2	2.5
Total	108.7	(21.8)
Net Increase (Decrease) in Cash and Cash Equivalents	$124.8	$(2.3)
Insurance Proceeds
The Company intends to use the proceeds received from insurance settlements to reinvest in its existing fleet or for growth opportunities.
Sources of Liquidity and Financing Arrangements
Our liquidity is comprised of cash on hand, cash from operations and availability under our revolving credit facility. We also maintain a shelf registration statement covering the future issuance from time to time of various types of securities, including debt and equity securities. If we issue any debt securities off the shelf or otherwise incur debt, in certain instances we would be required to allocate the proceeds of such debt to repay or refinance existing debt. We currently believe we will have adequate liquidity to fund our operations. However, to the extent we do not generate sufficient cash from operations we may need to raise additional funds through debt, equity offerings or the sale of assets. Furthermore, we may need to raise additional funds through debt or equity offerings or asset sales to refinance existing debt or for general corporate purposes. In June 2013, we expect we will be required to settle our 3.375% Convertible Senior Notes. As of December 31, 2012, the notional amount of these notes outstanding was $68.3 million. We intend to settle this obligation with cash on hand.
Cash Requirements and Contractual Obligations
Debt
Our current debt structure is used to fund our business operations.
At December 31, 2011, we previously had a $592.9 million credit agreement, consisting of a $452.9 million term loan facility and a $140.0 million revolving credit facility. In addition to our scheduled payments, in January 2012, we used the net proceeds from asset sales to retire $17.6 million of the outstanding balance of our term loan facility as required under the prior credit agreement. In addition, on April 3, 2012, we repaid in full all outstanding indebtedness under the prior secured credit facilities, and the liens securing such obligations were terminated. There were no termination penalties incurred by us in connection with the termination of the prior secured credit facility.
On April 3, 2012, we entered into a new credit agreement (the “Credit Agreement”), which governs the new senior secured revolving credit facility (the “Credit Facility”), which provides for a $75.0 million senior secured revolving credit facility, with a $25.0 million sublimit for the issuance of letters of credit. As of December 31, 2012, no amounts were outstanding and $1.0 million in letters of credit had been issued under the Credit Facility, therefore, the remaining availability under this facility was $74.0 million.
We may prepay borrowings under the Credit Facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, casualty events, preferred stock issuances and debt issuances, but these mandatory prepayments do not require any reduction of the lenders' commitments under the Credit Agreement. All borrowings under the Credit Facility mature on April 3, 2017.
Borrowings under the Credit Facility bear interest, at our option, at either (i) the Alternate Base Rate (“ABR”) (the highest of the administrative agent's corporate base rate of interest, the federal funds rate plus 0.5%, or the one-month Eurodollar rate (as defined in the Credit Agreement) plus 1%), plus an applicable margin that ranges between 3.0% and 4.5%, depending on our leverage ratio, or (ii) the Eurodollar rate plus an applicable margin that ranges between 4.0% and 5.5%, depending on our leverage ratio. We will pay a per annum fee on all letters of credit issued under the Credit Facility, which fee will equal the applicable margin for loans accruing interest based on the Eurodollar rate, and we will pay a commitment fee of 0.75% per annum on the unused availability under the Credit Facility.
In addition, during any period of time that outstanding letters of credit under the Credit Facility exceed $10 million or there are any revolving borrowings outstanding under the Credit Facility, we will have to maintain compliance with a maximum secured leverage ratio (as defined in the Credit Agreement, being generally computed as the ratio of secured indebtedness to consolidated cash flow). The maximum secured leverage ratio is 3.50 to 1.00.
Our obligations under the Credit Agreement are guaranteed by substantially all of our current domestic subsidiaries (collectively, the “Guarantors”), and the obligations of the Company and the Guarantors are secured by liens on substantially all of the vessels owned by the Company and the Guarantors, together with certain accounts receivable, equity of subsidiaries, equipment and other assets.
On April 3, 2012, we completed the issuance and sale of $300.0 million aggregate principal amount of senior secured notes at a coupon rate of 7.125% (“7.125% Senior Secured Notes”) with maturity in April 2017. These notes were sold at par and we received net proceeds from the offering of the notes of $293.0 million after deducting the initial purchasers' discounts and offering expenses. Interest on the notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 7.125% Senior Secured Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement. The notes are secured by liens on all collateral that secures our obligations under our Credit Agreement, subject to limited exceptions. The liens securing the notes share on an equal and ratable first priority basis with liens securing our Credit Agreement. Under the intercreditor agreement the collateral agent for the lenders under our Credit Agreement is generally entitled to sole control of all decisions and actions.
On April 3, 2012, we completed the issuance and sale of $200.0 million aggregate principal amount of senior notes at a coupon rate of 10.25% (“10.25% Senior Notes”) with maturity in April 2019. These notes were sold at par and we received net proceeds from the offering of the notes of $195.4 million after deducting the initial purchasers' discounts and offering expenses. Interest on the notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 10.25% Senior Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement.
In 2009, we issued $300.0 million of senior notes at a coupon rate of 10.5% with maturity in October 2017 ("10.5% Senior Notes"). The interest on the 10.5% Senior Notes is payable in cash semi-annually in arrears on April 15 and October 15 of each year, to holders of record at the close of business on April 1 or October 1. The notes were sold at 97.383% of their face amount to yield 11.0% and were recorded at their discounted amount, with the discount to be amortized over the life of the notes. As of December 31, 2012, $300.0 million notional amount of the 10.5% Senior Notes was outstanding.
The indenture governing the 10.5% Senior Notes provides that all the liens securing the notes may be released if our total amount of secured indebtedness, other than the 10.5% Senior Notes, does not exceed the lesser of $375.0 million and 15.0% of our consolidated tangible assets. We refer to such a release as a “collateral suspension.” When a collateral suspension is in effect, the 10.5% Senior Notes due 2017 become unsecured. Following the closing of the 2012 debt issuances and the use of proceeds thereof to repay in full the prior secured credit facility, the liens securing the 10.5% Senior Notes were released on April 3, 2012 and a collateral suspension is currently in effect. The indenture governing the 10.5% Senior Notes also provides that if, after any such collateral suspension, the aggregate principal amount of our total secured indebtedness, other than the 10.5% Senior Notes due 2017, were to exceed the greater of $375.0 million and 15.0% of our consolidated tangible assets, as defined in such indenture, then the collateral obligations of the Company and guarantors thereunder will be reinstated and must be complied with within 30 days of such event.

The 10.5% Senior Notes are guaranteed by each of the Guarantors that guarantee our obligations under our Credit Agreement.
In 2008, we issued $250.0 million convertible senior notes at a coupon rate of 3.375% (“3.375% Convertible Senior Notes”) with a maturity in June 2038. As of December 31, 2012, $68.3 million notional amount of the $250.0 million 3.375% Convertible Senior Notes was outstanding.
The interest on the 3.375% Convertible Senior Notes is payable in cash semi-annually in arrears, on June 1 and December 1 of each year until June 1, 2013, after which the principal will accrete at an annual yield to maturity of 3.375% per year. We will also pay contingent interest during any six-month interest period commencing June 1, 2013, for which the trading price of these notes for a specified period of time equals or exceeds 120% of their accreted principal amount. The notes will be convertible under certain circumstances into shares of our common stock (“Common Stock”) at an initial conversion rate of 19.9695 shares of Common Stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. Upon conversion of a note, a holder will receive, at our election, shares of Common Stock, cash or a combination of cash and shares of Common Stock. At December 31, 2012, the number of conversion shares potentially issuable in relation to our 3.375% Convertible Senior Notes was 1.4 million. We may redeem the 3.375% Convertible Senior Notes at our option beginning June 6, 2013, and holders of the notes will have the right to require us to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change.
We determined that upon maturity or redemption, we have the intent and ability to settle the principal amount of our 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of our Common Stock.
In May 2012, we repurchased a portion of the 3.375% Convertible Senior Notes and the settlement consideration was allocated to the extinguishment of the liability component in an amount equal to the fair value of that component immediately prior to extinguishment with the difference between this allocation and the net carrying amount of the liability component and unamortized debt issuance costs recognized as a gain or loss on debt extinguishment. If there would have been any remaining settlement consideration, it would have been allocated to the reacquisition of the equity component and recognized as a reduction of stockholders' equity.
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes contain customary events of default. In addition, the Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes also contain a provision under which an event of default by the Company or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the Credit Agreement and indentures if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes and 10.5% Senior Notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of our assets.
During the twelve months ended December 31, 2012, we incurred the following charges which are included in Loss on Extinguishment of Debt in the Consolidated Statements of Operations:

•
In April 2012 and in connection with the termination of the prior secured credit facility, we recognized a pretax charge of $1.4 million, $0.9 million, net of tax, for the write off of unamortized issuance costs related to the term loan;

•	In April 2012, we recognized a pretax charge of $6.4 million, $4.2 million net of tax, related to our debt refinancing; and

•	In May 2012, we repurchased $27.6 million aggregate principal amount of the 3.375% Convertible Senior Notes, resulting in a loss of $1.3 million, or $0.9 million, net of tax.

The fair value of our 3.375% Convertible Senior Notes, 10.25% Senior Notes, 10.5% Senior Notes, 7.125% Senior Secured Notes and former term loan facility is estimated based on quoted prices in active markets. The fair value of our 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt instruments. The inputs used to determine fair value are considered level two inputs. The following table provides the carrying value and fair value of our long-term debt instruments:

	December 31, 2012		December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in millions)
Term Loan Facility (Terminated April 2012)	n/a	n/a	$452.9	$442.0
7.125% Senior Secured Notes, due April 2017	$300.0	$317.1	n/a	n/a
10.5% Senior Notes, due October 2017	294.5	326.6	293.7	291.2
10.25% Senior Notes, due April 2019	200.0	219.6	n/a	n/a
3.375% Convertible Senior Notes, due June 2038	67.1	68.5	90.2	84.7
7.375% Senior Notes, due April 2018	3.5	3.3	3.5	2.8

We maintain insurance coverage that includes coverage for physical damage, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.
In April 2012, we completed the annual renewal of all of our key insurance policies. Our primary marine package provides for hull and machinery coverage for substantially all of our rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $1.6 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third parties with primary and excess coverage of $25.0 million per occurrence with additional excess liability coverage up to $200.0 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $75.0 million for property damage and removal of wreck liability coverage. We also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from our vessels and drilling rigs, with primary limits of $5.0 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200.0 million.
Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid, or that does not naturally close itself off through what is typically described as "bridging over". We carry a contractor’s extra expense policy with $25.0 million primary liability coverage for well control costs, expenses incurred to redrill wild or lost wells and pollution, with excess liability coverage up to $200.0 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, we have separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage.
Our drilling contracts provide for varying levels of indemnification from our customers and in most cases, may require us to indemnify our customers for certain liabilities. Under our drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that we and our customers assume liability for our respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. Our customers typically assume responsibility for and agree to indemnify us from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well (“Blowout Liability”). The customer’s assumption for Blowout Liability may, in certain circumstances, be limited or could be determined to be unenforceable in the event of our gross negligence, willful misconduct or other egregious conduct. In addition, we may not be indemnified for statutory penalties and punitive damages relating to such pollution or contamination events. We generally indemnify the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from our rigs or vessels.
We are self-insured for the deductible portion of our insurance coverage. Management believes adequate accruals have been made on known and estimated exposures up to the deductible portion of our insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, our insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect us against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to us.
In 2012, in connection with the renewal of certain of our insurance policies, we entered into an agreement to finance a portion of our annual insurance premiums. Approximately $30.1 million was financed through this arrangement with an interest rate of 3.54% and a maturity date of March 2013, of which $9.1 million was outstanding at December 31, 2012. There was $5.2 million outstanding in insurance notes payable at December 31, 2011 which we fully paid during 2012.
Capital Expenditures
We currently expect capital expenditures and drydocking during 2013 to approximate $130.0 million to $140.0 million. Planned capital expenditures include items related to general maintenance, regulatory, refurbishment, upgrades and contract specific modifications to our rigs and liftboats. Changes in timing of certain planned capital expenditure projects may result in a shift of spending levels beyond 2013. This estimate includes our capital investment to complete the reactivation of Hercules 209. Should we elect to reactivate additional cold stacked rigs or upgrade and refurbish additional selected rigs or liftboats, our capital expenditures will increase. Reactivations, upgrades and refurbishments are subject to our discretion and will depend on our view of market conditions and our cash flows.
From time to time, we may review possible acquisitions of rigs, liftboats or businesses, joint ventures, mergers or other business combinations, and we may have outstanding from time to time bids to acquire certain assets from other companies. We may not, however, be successful in our acquisition efforts. If we acquire additional assets, we would expect that our ongoing capital expenditures as a whole would increase in order to maintain our equipment in a competitive condition.
Our ability to fund capital expenditures would be adversely affected if conditions deteriorate in our business.
Contractual Obligations
Our contractual obligations and commitments principally include obligations associated with our outstanding indebtedness, certain income tax liabilities, bank guarantees, surety bonds, letters of credit, future minimum operating lease obligations, purchase commitments and management compensation obligations.
The following table summarizes our contractual obligations and contingent commitments by period as of December 31, 2012:

	Payments due by Period
Contractual Obligations and	Less than	1-3	4-5	After 5
Contingent Commitments	1 Year	Years	Years	Years	Total
	(In thousands)
Recorded Obligations:
Long-term debt obligations	$68,301	$—	$600,000	$203,508	$871,809
Insurance notes payable	9,123	—	—	—	9,123
Interest on debt and notes payable(a)	17,367	—	—	—	17,367
Purchase obligations(b)	11,331	—	—	—	11,331
Other	2,756	—	—	—	2,756
Unrecorded Obligations(c):
Interest on debt and notes payable(a)	58,552	149,444	138,758	31,843	378,597
Surety bonds, letters of credit and bank guarantees	3,062	—	—	—	3,062
Management compensation obligations	4,933	9,866	—	—	14,799
Purchase obligations(b)	13,025	—	—	—	13,025
Operating lease obligations	3,945	5,803	4,288	—	14,036
Total contractual obligations	$192,395	$165,113	$743,046	$235,351	$1,335,905
  _____________________________

(a)	Estimated interest is based on the rates associated with the respective fixed rate instrument.

(b)
A “purchase obligation” is defined as an agreement to purchase goods or services that is enforceable and legally binding on the company and that specifies all significant terms, including: fixed or minimum quantities to be purchased; fixed, minimum or variable price provisions; and the approximate timing of the transaction. These amounts are primarily comprised of open purchase order commitments to vendors and subcontractors.

(c)	Tax liabilities of $7.5 million have been excluded from the table above as a reasonably reliable estimate of the period of cash settlement cannot be made.
Off-Balance Sheet Arrangements
Guarantees
Substantially all of our domestic subsidiaries guarantee the obligations under the Credit Agreement, the 7.125% Senior Secured Notes, the 10.25% Senior Notes and the 10.5% Senior Notes.
Our obligations under the Credit Agreement and 7.125% Senior Secured Notes are secured by liens on a majority of our vessels and substantially all of our other personal property.
Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and disclosing information about fair value measurements. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements while other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are effective prospectively for interim and annual periods beginning after December 15, 2011, with no early adoption permitted. We adopted this standard as of January 1, 2012 with no material impact on our consolidated financial statements.

FORWARD-LOOKING STATEMENTS
This Annual Report on Form 10-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included in this annual report that address outlook, activities, events or developments that we intend, contemplate, estimate, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

•	our levels of indebtedness, covenant compliance and access to capital under current market conditions;

•	our ability to enter into new contracts for our rigs and liftboats and future utilization rates and dayrates for the units;

•	our ability to renew or extend our international contracts, or enter into new contracts, when such contracts expire;

•	demand for our rigs and our liftboats;

•	activity levels of our customers and their expectations of future energy prices and ability to obtain drilling permits in an efficient manner or at all;

•	sufficiency and availability of funds for required capital expenditures, working capital and debt service;

•	levels of reserves for accounts receivable;

•	success of our plans to dispose of certain assets;

•	our ability to close the sale and purchase of assets on time, including the Ben Avon and Bull Ray;

•	expected completion times for our repair, refurbishment and upgrade projects, including the upgrade project for Hercules 266, which we recently acquired;

•	our ability to complete our shipyard projects incident free;

•	our ability to complete our shipyard projects on time to avoid cost overruns and contract penalties;

•	our ability to effectively reactivate rigs that we have stacked;

•	the timing and cost of shipyard projects and refurbishments and the return of idle rigs to work;

•	our plans to increase international operations;

•	expected useful lives of our rigs and liftboats;

•	future capital expenditures and refurbishment, reactivation, transportation, repair and upgrade costs;

•	liabilities and restrictions under coastwise and other laws of the United States and regulations protecting the environment;

•	expected outcomes of litigation, investigations, claims and disputes and their expected effects on our financial condition and results of operations;

•	the existence of insurance coverage and the extent of recovery from our insurance underwriters for claims made under our insurance policies; and

•
expectations regarding offshore drilling activity and dayrates, market conditions, demand for our rigs and liftboats, , operating revenue, operating and maintenance expense, insurance coverage, insurance expense and deductibles, interest expense, debt levels and other matters with regard to outlook and future earnings.

We have based these statements on our assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. Forward-looking statements by their nature involve substantial risks and uncertainties that could significantly affect expected results, and actual future results could differ materially from those described in such statements. Although it is not possible to identify all factors, we continue to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties described under “Risk Factors” in Item 1A of this annual report and the following:

•	the ability of our customers in the U.S. Gulf of Mexico to obtain drilling permits in an efficient manner or at all;

•	oil and natural gas prices and industry expectations about future prices;

•	levels of oil and gas exploration and production spending;

•	demand for and supply of offshore drilling rigs and liftboats;

•	our ability to enter into and the terms of future contracts;

•
the worldwide military and political environment, uncertainty or instability resulting from an escalation or additional outbreak of armed hostilities or other crises in the Middle East, North Africa, West Africa and other oil and natural gas producing regions or acts of terrorism or piracy;

•	the impact of governmental laws and regulations, including new laws and regulations in the U.S. Gulf of Mexico arising out of the Macondo well blowout incident;

•	the adequacy and costs of sources of credit and liquidity;

•	uncertainties relating to the level of activity in offshore oil and natural gas exploration, development and production;

•	competition and market conditions in the contract drilling and liftboat industries;

•	the availability of skilled personnel and rising cost of labor;

•	labor relations and work stoppages, particularly in the West African labor environment;

•	operating hazards such as hurricanes, severe weather and seas, fires, cratering, blowouts, war, terrorism and cancellation or unavailability of insurance coverage or insufficient coverage;

•	the effect of litigation, investigations, and contingencies; and

•	our inability to achieve our plans or carry out our strategy.
Many of these factors are beyond our ability to control or predict. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future performance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels. In addition, each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements except as required by applicable law.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk
We are currently exposed to market risk from changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk, but we do not enter into derivative transactions for speculative purposes. A discussion of our market risk exposure in financial instruments follows.
Interest Rate Exposure
We are subject to interest rate risk on our fixed-interest rate borrowings. Fixed rate debt, where the interest rate is fixed over the life of the instrument, exposes us to changes in market interest rates reflected in the fair value of the debt and to the risk that we may need to refinance maturing debt with new debt at a higher rate.

Fair Value of Warrants and Derivative Asset
At December 31, 2012, the fair value of derivative instruments was $4.0 million. We estimate the fair value of these instruments using a Monte Carlo simulation which takes into account a variety of factors including the strike price, the target price, the stock value, the expected volatility, the risk-free interest rate, the expected life of warrants, and the number of warrants. We are required to revalue this asset each quarter. We believe that the assumption that has the greatest impact on the determination of fair value is the closing price of Discovery Offshore’s stock. The following table illustrates the potential effect on the fair value of the derivative asset from changes in the assumptions made:

Increase/(Decrease)
(In thousands)
25% increase in stock price	$2,333
50% increase in stock price	4,923
10% increase in assumed volatility	826
25% decrease in stock price	(1,927)
50% decrease in stock price	(3,273)
10% decrease in assumed volatility	(962)

Item 8.	Financial Statements and Supplementary Data
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and
Stockholders of Hercules Offshore, Inc.
We have audited the accompanying consolidated balance sheets of Hercules Offshore, Inc. and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Hercules Offshore, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Hercules Offshore, Inc. and subsidiaries’ internal control over financial reporting as of December 31, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2013 expressed an unqualified opinion thereon.
/s/    ERNST & YOUNG LLP
Houston, Texas
February 28, 2013, except for the effects of discontinued operations as discussed in Note 1, as to which the date is August 23, 2013

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except par value)

	December 31,
	2012	2011
ASSETS
Current Assets:
Cash and Cash Equivalents	$259,193	$134,351
Restricted Cash	2,027	9,633
Accounts Receivable, Net of Allowance for Doubtful Accounts of $788 and $11,460 as of December 31, 2012 and December 31, 2011, Respectively	167,936	153,688
Prepaids	16,135	16,352
Current Deferred Tax Asset	21,125	15,543
Other	12,191	20,435
	478,607	350,002
Property and Equipment, Net	1,462,755	1,591,791
Equity Investment	38,191	34,735
Other Assets, Net	37,077	30,176
	$2,016,630	$2,006,704
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term Debt and Current Portion of Long-term Debt	$67,054	$22,130
Accounts Payable	58,615	49,370
Accrued Liabilities	82,781	70,421
Interest Payable	17,367	9,899
Insurance Notes Payable	9,123	5,218
Other Current Liabilities	26,483	18,366
	261,423	175,404
Long-term Debt, Net of Current Portion	798,013	818,146
Deferred Income Taxes	56,821	83,503
Other Liabilities	17,611	21,098
Commitments and Contingencies
Stockholders’ Equity:
Common Stock, $0.01 Par Value; 300,000 and 200,000 Shares Authorized, Respectively; 160,708 and 139,798 Shares Issued, Respectively; 158,628 and 137,899 Shares Outstanding, Respectively	1,607	1,398
Capital in Excess of Par Value	2,159,744	2,057,824
Treasury Stock, at Cost, 2,080 Shares and 1,899 Shares, Respectively	(53,100)	(52,184)
Retained Deficit	(1,225,489)	(1,098,485)
	882,762	908,553
	$2,016,630	$2,006,704
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Year Ended December 31,
	2012	2011	2010
Revenue	$618,225	$574,571	$537,114
Costs and Expenses:
Operating Expenses	370,096	377,880	336,545
Asset Impairment	108,216	—	122,717
Depreciation and Amortization	142,329	149,477	162,967
General and Administrative	57,311	53,626	55,566
	677,952	580,983	677,795
Operating Loss	(59,727)	(6,412)	(140,681)
Other Income (Expense):
Interest Expense	(72,734)	(72,086)	(72,690)
Loss on Extinguishment of Debt	(9,156)	—	—
Other, Net	1,896	(3,934)	3,872
Loss Before Income Taxes	(139,721)	(82,432)	(209,499)
Income Tax Benefit	18,721	27,682	83,481
Loss from Continuing Operations	(121,000)	(54,750)	(126,018)
Loss from Discontinued Operations, Net of Taxes	(6,004)	(21,378)	(8,576)
Net Loss	$(127,004)	$(76,128)	$(134,594)
Basic and Diluted Loss Per Share:
Loss from Continuing Operations	$(0.79)	$(0.42)	$(1.10)
Loss from Discontinued Operations	(0.04)	(0.16)	(0.07)
Net Loss	$(0.83)	$(0.58)	$(1.17)
Basic and Diluted Weighted Average Shares Outstanding	153,722	130,474	114,753
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Net Loss	$(127,004)	$(76,128)	$(134,594)
Other Comprehensive Income, Net of Taxes:
Reclassification of Losses Related to Hedge Transactions Included in Net Income	—	—	5,773
Comprehensive Loss	$(127,004)	$(76,128)	$(128,821)
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(In thousands)

	December 31, 2012		December 31, 2011		December 31, 2010
	Shares	Amount	Shares	Amount	Shares	Amount
Common Stock:
Balance at Beginning of Period	139,798	$1,398	116,336	$1,163	116,154	$1,162
Issuance of Common Stock, Net	20,000	200	22,321	223	—	—
Other	910	9	1,141	12	182	1
Balance at End of Period	160,708	1,607	139,798	1,398	116,336	1,163
Capital in Excess of Par Value:
Balance at Beginning of Period	—	2,057,824	—	1,924,659	—	1,921,037
Issuance of Common Stock, Net	—	96,496	—	126,562	—	—
Compensation Expense Recognized	—	6,243	—	5,283	—	4,431
Excess Tax Deficit From Stock-Based Arrangements, Net	—	(1,106)	—	(321)	—	(826)
Other	—	287	—	1,641	—	17
Balance at End of Period	—	2,159,744	—	2,057,824	—	1,924,659
Treasury Stock:
Balance at Beginning of Period	(1,899)	(52,184)	(1,552)	(50,333)	(1,504)	(50,151)
Repurchase of Common Stock	(181)	(916)	(347)	(1,851)	(48)	(182)
Balance at End of Period	(2,080)	(53,100)	(1,899)	(52,184)	(1,552)	(50,333)
Accumulated Other Comprehensive Loss:
Balance at Beginning of Period	—	—	—	—	—	(5,773)
Other Comprehensive Income, Net of Taxes	—	—	—	—	—	5,773
Balance at End of Period	—	—	—	—	—	—
Retained Deficit:
Balance at Beginning of Period	—	(1,098,485)	—	(1,022,357)	—	(887,763)
Net Loss	—	(127,004)	—	(76,128)	—	(134,594)
Balance at End of Period	—	(1,225,489)	—	(1,098,485)	—	(1,022,357)
Total Stockholders’ Equity	158,628	$882,762	137,899	$908,553	114,784	$853,132
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2012	2011	2010
Cash Flows from Operating Activities:
Net Loss	$(127,004)	$(76,128)	$(134,594)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and Amortization	166,426	174,227	191,183
Stock-Based Compensation Expense	6,243	5,283	4,431
Deferred Income Taxes	(33,236)	(59,187)	(98,468)
Provision (Benefit) for Doubtful Accounts Receivable	(8,847)	(13,623)	182
Amortization of Deferred Financing Fees	3,174	3,871	3,302
Amortization of Original Issue Discount	4,122	4,433	4,078
Gain on Insurance Settlement	(30,668)	—	—
Gain on Disposal of Assets, Net	(33,396)	(10,079)	(14,345)
Non-Cash Portion of Loss on Extinguishment of Debt	2,738	—	—
Asset Impairment	108,216	—	125,136
Other	(1,776)	3,245	(401)
(Increase) Decrease in Operating Assets ~~—~~
Accounts Receivable	(7,901)	22,072	(10,316)
Prepaid Expenses and Other	11,646	23,144	22,193
Increase (Decrease) in Operating Liabilities ~~—~~
Accounts Payable	9,976	(16,325)	411
Insurance Notes Payable	(26,193)	(26,547)	(25,438)
Other Current Liabilities	28,453	9,377	(28,994)
Other Liabilities	(3,610)	8,262	(13,940)
Net Cash Provided by Operating Activities	68,363	52,025	24,420
Cash Flows from Investing Activities:
Acquisition of Assets	(40,000)	(25,000)	—
Additions of Property and Equipment	(127,180)	(39,483)	(22,018)
Deferred Drydocking Expenditures	(11,425)	(15,739)	(15,040)
Cash Paid for Equity Investment	(4,288)	(34,155)	—
Insurance Proceeds Received	54,139	—	—
Proceeds from Sale of Assets, Net	72,897	80,362	23,222
(Increase) Decrease in Restricted Cash	3,588	1,495	(7,470)
Net Cash Used in Investing Activities	(52,269)	(32,520)	(21,306)
Cash Flows from Financing Activities:
Long-term Debt Borrowings	500,000	—	—
Long-term Debt Repayments	(452,909)	(22,247)	(7,695)
Redemption of 3.375% Convertible Senior Notes	(27,606)	—	—
Common Stock Issuance	96,696	—	—
Payment of Debt Issuance Costs	(7,717)	(2,109)	—
Other	284	2,536	419
Net Cash Provided By (Used in) Financing Activities	108,748	(21,820)	(7,276)
Net Increase (Decrease) in Cash and Cash Equivalents	124,842	(2,315)	(4,162)
Cash and Cash Equivalents at Beginning of Period	134,351	136,666	140,828
Cash and Cash Equivalents at End of Period	$259,193	$134,351	$136,666
The accompanying notes are an integral part of these financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.    Nature of Business
Organization
Hercules Offshore, Inc., a Delaware corporation, and its majority owned subsidiaries (the “Company”) provide shallow-water drilling and marine services to the oil and natural gas exploration and production industry globally through its Domestic Offshore, International Offshore, Inland, Domestic Liftboats and International Liftboats segments (See Note 16). At December 31, 2012, the Company owned a fleet of 37 jackup rigs, 14 barge rigs and 58 liftboat vessels and operated an additional five liftboat vessels owned by a third party. The Company’s diverse fleet is capable of providing services such as oil and gas exploration and development drilling, well service, platform inspection, maintenance, and decommissioning operations in several key shallow-water provinces around the world.
Recast of Financial Information for Discontinued Operations
In May 2013, the Company entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013, the Company closed on the sale of these Inland assets. Additionally, the Company had previously entered into a separate agreement to sell its Hercules 27 inland barge rig for $5.0 million, which closed in August 2013. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment.
In June 2013, the Company entered into an agreement to sell its U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, the Company closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), the Company transferred certain assets from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment.
As a result of these transactions, the Company has recast certain historical information of our Domestic liftboats and Inland segments to reflect the results of operations of these two segments as discontinued operations for all periods presented, including the Consolidated Statements of Operations and related information in Notes 2, 4, 5, 6, 15, 16, 17 and 18. In addition, the historical results of Domestic Offshore have been recast to include the operating results of the remaining Inland assets and the historical results of International Liftboats have also been recast to include the operating results of the previously transferred assets.

2.    Significant Accounting Policies
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany account balances and transactions have been eliminated.
Use of Estimates
In preparing financial statements in conformity with accounting principles generally accepted in the United States, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of revenue and expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates, including those related to bad debts, investments, derivatives, property and equipment, income taxes, insurance, percentage-of-completion, employment benefits and contingent liabilities. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.
Cash and Cash Equivalents
Cash and cash equivalents include cash on hand, demand deposits with banks and investments in commercial paper and all highly liquid investments with original maturities of three months or less.
Restricted Cash
The Company’s restricted cash balance supports surety bonds related to the Company’s U.S. operations.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition
Revenue generated from the Company’s contracts is recognized as services are performed, as long as collectability is reasonably assured. For certain contracts, the Company may receive lump-sum fees for the mobilization of equipment and personnel. Mobilization fees received and costs incurred to mobilize a rig from one location to another under contracts longer than ninety days are recognized as services are performed over the term of the related drilling contract. For certain contracts, the Company may receive fees from its customers for capital improvements to its rigs. Such fees are deferred and recognized as services are performed over the term of the related contract. The Company capitalizes such capital improvements and depreciates them over the useful life of the asset. Certain of the Company's contracts also allow us to recover additional direct costs, such as demobilization costs, additional labor and additional catering costs and under most of our liftboat contracts, we receive a variable rate for reimbursement of costs such as catering, fuel, oil, rental equipment, crane overtime and other items. Revenue for the recovery or reimbursement of these costs is recognized when the costs are incurred.
Additionally, the initial fair value of the warrants and 500,000 shares issued from Discovery Offshore S.A. (“Discovery Offshore”) have been recorded as deferred revenue to be amortized over 30 years, the estimated useful life of the two new-build Discovery Offshore rigs.
Percentage-of-Completion
In addition to having an equity method investment in Discovery Offshore, the Company has a construction management agreement (the “Construction Management Agreement”) and a services agreement (the “Services Agreement”) with Discovery Offshore with respect to each of the Rigs that Discovery Offshore has under construction (See Note 16). Under the Construction Management Agreements, the Company is planning, supervising and managing the construction and commissioning of the Rigs in exchange for a fixed fee of $7.0 million per Rig, which the Company initially received and recorded as deferred revenue in February 2011. The Company is using the percentage-of-completion method of accounting for its revenue and related costs associated with its construction management agreements with Discovery Offshore, combining the construction management agreements, based on a cost-to-cost method. Any revisions in revenue, cost or the progress towards completion, will be treated as a change in accounting estimate and will be accounted for using the cumulative catch-up method.
Stock-Based Compensation
The Company recognizes compensation cost for all share-based payments awarded in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 718, Compensation — Stock Compensation (“ASC 718”) and in accordance with such the Company records the grant date fair value of stock options and time-based restricted stock awarded as compensation expense using a straight-line method over the requisite service period. Performance based awards are recognized using the accelerated method over the requisite service period. The Company estimates the fair value of the options granted using the Trinomial Lattice option pricing model using the following assumptions: expected dividend yield, expected stock price volatility, risk-free interest rate and employee exercise patterns (expected life of the options). The fair value of the Company’s time-based restricted stock and performance based grants that are share settled is based on the closing price of the Company’s common stock on the date of grant. For those performance based grants that contain a market performance condition, the Monte Carlo simulation is used for valuation as of the date of grant. All of the Company’s cash settled awards are recorded as a liability at fair value, which is remeasured at the end of each reporting period, over the requisite service period. The Company’s cash settled liability awards that contain market performance conditions are valued using a Monte Carlo simulation, while the service based liability retention award is valued based on the lesser of the average price of the Company’s common stock for the 90 days prior to the end of the quarter or date of vesting and $10.00. The Company also estimates future forfeitures and related tax effects. The Company’s estimate of compensation expense requires a number of complex and subjective assumptions and changes to those assumptions could result in different valuations for individual share awards.
Due to the uncertainty in the level of awards to be granted in the future as well as changes in the fair value of liability-based awards, the Company's estimate of future expense relating to stock options, restricted stock and liability-based awards granted through December 31, 2012 as well as the remaining vesting period over which the associated expense is to be recognized are estimates and subject to change.
Accounts Receivable and Allowance for Doubtful Accounts
Accounts receivable are stated at the historical carrying amount net of write-offs and the allowance for doubtful accounts. The Company monitors the accounts receivable from its customers for any collectability issues. An allowance for doubtful accounts is established based on reviews of individual customer accounts, recent loss experience, current economic conditions, and other pertinent factors. The Company establishes an allowance for doubtful accounts based on the actual amount it believes

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

is not collectable. The Company had an allowance of $0.8 million and $11.5 million at December 31, 2012 and 2011, respectively. The change in the Company’s allowance during the year ended December 31, 2012 related primarily to payments received from a customer in its International Offshore segment.
Business Combinations
The Company accounted for the 2011 Seahawk Transaction as a business combination (See Note 5).
Property and Equipment
Property and equipment are stated at cost, less accumulated depreciation. Expenditures for property and equipment and items that substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Expenditures for drydocking the Company’s liftboats are capitalized at cost in Other Assets, Net on the Consolidated Balance Sheets and amortized on the straight-line method over a period of 12 months. Drydocking costs, net of accumulated amortization, at December 31, 2012 and 2011 were $3.7 million and $5.2 million, respectively. Amortization expense for drydocking costs was $13.0 million, $16.2 million and $14.0 million for the years ended December 31, 2012, 2011 and 2010, respectively, of which $8.2 million, $8.1 million and $7.8 million related to discontinued operations and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010, respectively. Routine expenditures for repairs and maintenance are expensed as incurred.
Depreciation is computed using the straight-line method, after allowing for salvage value where applicable, over the useful lives of the assets. Depreciation of leasehold improvements is computed utilizing the straight-line method over the lease term or life of the asset, whichever is shorter.
The useful lives of property and equipment for the purposes of computing depreciation are as follows:

Years
Drilling rigs and marine equipment (salvage value of 10%)	15
Drilling machinery and equipment	3–12
Furniture and fixtures	3
Computer equipment	3–7
Automobiles and trucks	3

The carrying value of long-lived assets, principally property and equipment, is reviewed for potential impairment when events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable or when reclassifications are made between property and equipment and assets held for sale. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset’s physical condition, a change in industry conditions or a substantial reduction in cash flows associated with the use of the long-lived asset. For property and equipment held for use, the determination of recoverability is made based upon the estimated undiscounted future net cash flows of the related asset or group of assets being evaluated. Actual impairment charges are recorded using an estimate of discounted future cash flows. This evaluation requires the Company to make judgments regarding long-term forecasts of future revenue and costs. In turn these forecasts are uncertain in that they require assumptions about demand for the Company’s services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific asset groups and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.
Supply and demand are the key drivers of rig and vessel utilization and the Company’s ability to contract its rigs and vessels at economical rates. During periods of an oversupply, it is not uncommon for the Company to have rigs or vessels idled for extended periods of time, which could indicate that an asset group may be impaired. The Company’s rigs and vessels are mobile units, equipped to operate in geographic regions throughout the world and, consequently, the Company may move rigs and vessels from an oversupplied region to one that is more lucrative and undersupplied when it is economical to do so. As such, the Company’s rigs and vessels are considered to be interchangeable within classes or asset groups and accordingly, the Company performs its impairment evaluation by asset group.
 The Company’s estimates, assumptions and judgments used in the application of its property and equipment accounting policies reflect both historical experience and expectations regarding future industry conditions and operations. Using different

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimates, assumptions and judgments, especially those involving the useful lives of the Company’s rigs and liftboats and expectations regarding future industry conditions and operations, would result in different carrying values of assets and results of operations. For example, a prolonged downturn in the drilling industry in which utilization and dayrates were significantly reduced could result in an impairment of the carrying value of the Company’s assets.
Useful lives of rigs and vessels are difficult to estimate due to a variety of factors, including technological advances that impact the methods or cost of oil and gas exploration and development, changes in market or economic conditions and changes in laws or regulations affecting the drilling industry. The Company evaluates the remaining useful lives of its rigs and vessels when certain events occur that directly impact its assessment of the remaining useful lives of the rigs and vessels and include changes in operating condition, functional capability and market and economic factors. The Company also considers major capital upgrades required to perform certain contracts and the long-term impact of those upgrades on the future marketability when assessing the useful lives and salvage values of individual rigs and vessels.
When analyzing its assets for impairment, the Company separates its marketable assets, those assets that are actively marketed and can be warm stacked or cold stacked for short periods of time depending on market conditions, from its non-marketable assets, those assets that have been cold stacked for an extended period of time or those assets that the Company currently does not reasonably expect to market in the foreseeable future.
Equity Investments
The Company has an equity investment in Discovery Offshore, a pure-play, ultra high-specification jackup drilling company with two rigs currently under construction. The Company's total investment in Discovery Offshore was $38.2 million, or 32%, and $34.7 million, or 28%, as of December 31, 2012 and 2011, respectively, and is being accounted for using the equity method of accounting as the Company has the ability to exert significant influence, but not control, over operating and financial policies. The Company reviews its equity investments for impairment whenever there is a loss in value of an investment which is considered to be other than temporary. In addition, the Company was also issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore as additional compensation for its costs incurred and efforts expended in forming Discovery Offshore that, if exercised, would be recorded as an increase in the Company's equity investment in Discovery Offshore (See Notes 11 and 12).
Derivatives
The warrants issued to the Company from Discovery Offshore are being accounted for as a derivative instrument as the underlying security is readily convertible to cash. Subsequent changes in the fair value of the warrants are recognized in other income (expense). The fair value of the Discovery Offshore warrants was determined using a Monte Carlo simulation (See Note 12). The Company’s estimate of fair value requires a number of inputs and changes to those inputs could result in a different valuation.
Deferred Financing Fees
Financing fees are deferred and amortized over the life of the applicable debt instrument. However, in the event of an early repayment of debt or certain debt amendments, the related unamortized deferred financing fees are expensed in connection with the repayment or amendment (See Note 10). Unamortized deferred financing fees at December 31, 2012 and 2011 were $12.1 million and $9.1 million, respectively. Amortization expense for financing fees was $3.2 million, $3.9 million and $3.3 million for the years ended December 31, 2012, 2011 and 2010, respectively, and is included in Interest Expense on the Consolidated Statements of Operations.
Accrued Self-Insurance Reserves
The Company is self-insured up to certain retention limits for maritime employer's liability claims and protection and indemnity claims. The amounts in excess of the self-insured levels are fully insured, up to a limit. Self-insurance reserves are based on estimates of (i) claims reported and (ii) loss amounts incurred but not reported. Reserves for reported claims are estimated by the Company's internal risk department by evaluating the facts and circumstances of each claim and are adjusted from time to time based upon the status of each claim and the Company's historical experience with similar claims. Reserves for loss amounts incurred but not reported are estimated by the Company's third-party actuary and include provisions for expected development on claims reported due to information not yet received and expected development on claims to be reported in the future but which have occurred prior to the accounting date. As of December 31, 2012 and 2011, there was $27.9 million and $22.1 million in Accrued Self-Insurance Reserves, respectively, which is included in Accrued Liabilities on the Consolidated Balance Sheets. The actual outcome of any claim could differ significantly from estimated amounts.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes
The Company uses the liability method for determining its income taxes. The Company’s income tax provision is based upon the tax laws and rates in effect in the countries in which the Company’s operations are conducted and income is earned. The income tax rates imposed and methods of computing taxable income in these jurisdictions vary substantially. The Company’s effective tax rate is expected to fluctuate from year to year as operations are conducted in different taxing jurisdictions and the amount of pre-tax income fluctuates. Current income tax expense reflects an estimate of the Company’s income tax liability for the current year, withholding taxes, changes in prior year tax estimates as returns are filed, or from tax audit adjustments, while the net deferred tax expense or benefit represents the changes in the balance of deferred tax assets and liabilities as reported on the balance sheet.
Valuation allowances are established to reduce deferred tax assets when it is more likely than not that some portion or all of the deferred tax assets will not be realized in the future. The Company currently does not have any valuation allowances related to the tax assets. While the Company has considered estimated future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for a valuation allowance, changes in these estimates and assumptions, as well as changes in tax laws, could require the Company to record or adjust the valuation allowance for deferred taxes in the future. These adjustments to the valuation allowance would impact the Company’s income tax provision in the period in which such adjustments are identified and recorded.
Certain of the Company’s international rigs and liftboats are owned or operated, directly or indirectly, by the Company’s wholly owned Cayman Islands subsidiaries. Most of the earnings from these subsidiaries are reinvested internationally and remittance to the United States is indefinitely postponed. In certain circumstances, management expects that, due to the changing demands of the offshore drilling and liftboat markets and the ability to redeploy the Company’s offshore units, certain of such units will not reside in a location long enough to give rise to future tax consequences in that location. As a result, no deferred tax asset or liability has been recognized in these circumstances. Should management’s expectations change regarding the length of time an offshore drilling unit will be used in a given location, the Company would adjust deferred taxes accordingly.
Earnings Per Share
The Company calculates basic earnings per share by dividing net income by the weighted average number of shares outstanding. Diluted earnings per share is computed by dividing net income by the weighted average number of shares outstanding during the period as adjusted for the dilutive effect of the Company’s stock option and restricted stock awards. The effect of stock option and restricted stock awards is not included in the computation for periods in which a net loss occurs, because to do so would be anti-dilutive. Stock equivalents of 5.9 million, 6.5 million and 6.3 million were anti-dilutive and are excluded from the calculation of the dilutive effect of stock equivalents for the diluted earnings per share calculations for the years ended December 31, 2012, 2011 and 2010, respectively. There were no stock equivalents to exclude from the calculation of the dilutive effect of stock equivalents for the diluted earnings per share calculations for the years ended December 31, 2012, 2011 and 2010 related to the assumed conversion of the 3.375% Convertible Senior Notes as there was no excess of conversion value in any of these periods.
3.    Accounting Pronouncements
In May 2011, the FASB issued Accounting Standards Update (“ASU”) No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”), which changes the wording used to describe many of the requirements in U.S. GAAP for measuring fair value and disclosing information about fair value measurements. Some of the amendments clarify the FASB’s intent about the application of existing fair value measurement requirements while other amendments change a particular principle or requirement for measuring fair value or for disclosing information about fair value measurements. The amendments in this ASU are effective prospectively for interim and annual periods beginning after December 15, 2011, with no early adoption permitted. The Company adopted this standard as of January 1, 2012 with no material impact on its consolidated financial statements.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.    Property and Equipment, Net
The following is a summary of property and equipment, at cost, less accumulated depreciation:

	December 31,
	2012	2011
	(in thousands)
Drilling rigs and marine equipment	$2,077,330	$2,133,045
Drilling machinery and equipment	62,774	75,101
Leasehold improvements	10,263	10,263
Automobiles and trucks	2,467	2,225
Computer equipment	16,054	14,058
Furniture and fixtures	1,303	1,086
Total property and equipment, at cost	2,170,191	2,235,778
Less accumulated depreciation	(707,436)	(643,987)
Total property and equipment, net	$1,462,755	$1,591,791

Depreciation expense was $153.4 million, $157.4 million and $175.6 million for the years ended December 31, 2012, 2011 and 2010, respectively, of which $15.9 million, $16.7 million, and $20.4 million related to discontinued operations and is included in Loss from Discontinued Operations, Net of Taxes on the Consolidated Statements of Operations for the same years, respectively.
5.    Business Combination
On April 27, 2011, the Company completed its acquisition of 20 jackup rigs and related assets, accounts receivable, accounts payable and certain contractual rights from Seahawk Drilling, Inc. and certain of its subsidiaries ("Seahawk") ("Seahawk Transaction") for total consideration of approximately $150.3 million consisting of $25.0 million of cash and 22.1 million shares of Hercules common stock, net of a working capital adjustment. Seahawk operated a jackup rig business that provided contract drilling services to the oil and natural gas exploration and production industry in the Gulf of Mexico.
The Seahawk Transaction expanded the Company’s jackup fleet and further strengthened the Company’s position as a leading shallow-water drilling provider. The fair value of the shares issued was determined using the closing price of the Company’s common stock of $5.68 on April 27, 2011. The results of Seahawk are included in the Company’s results from the date of acquisition.
The Company accounted for this transaction as a business combination and accordingly, the total consideration was allocated to Seahawk’s net tangible assets based on their estimated fair values. The Company's Financial Statements have been prepared assuming the same characterization applies for income tax purposes, based on the facts in existence through December 31, 2012. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. Subsequent to December 31, 2012, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, will change the tax treatment and will cause the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G) (See Note 15).
The allocation of the consideration was as follows:

April 27, 2011
(In thousands)
Accounts Receivable	$15,366
Property and Equipment, Net	145,404
Total Assets	160,770
Accounts Payable	(10,441)
Total Purchase Price	$150,329
The following presents the consolidated financial information for the Company on a pro forma basis assuming the Seahawk Transaction had occurred as of the beginning of the periods presented. The historical financial information has been adjusted to give effect to pro forma items that are directly attributable to the acquisition, factually supportable and with respect to income, are expected to have a continuing impact on consolidated results. These items include adjustments to record the incremental depreciation expense related to the increase in fair value of the acquired assets, the elimination of amounts related

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

to the operations of Seahawk that were not purchased in the transaction as well as the elimination of directly related transaction costs.
 The unaudited pro forma financial information set forth below has been compiled from historical financial statements and other information, but is not necessarily indicative of the results that actually would have been achieved had the transaction occurred on the dates indicated or that may be achieved in the future:

	Year Ended December 31,
	2011	2010
	(In millions, except per share amounts)
Revenue	$608.0	$611.9
Net Loss	(73.8)	(478.7)
Basic Loss Per Share	(0.54)	(3.50)
Diluted Loss Per Share	(0.54)	(3.50)
The amount of revenue and net income related to the net assets acquired from Seahawk included in the Company’s Consolidated Statements of Operations for the year ended December 31, 2011 is as follows:

April 27, 2011 through December 31, 2011
(in millions)
Revenue	$74.4
Net income	18.3
The Company incurred transaction costs in the amount of $3.6 million for the year ended December 31, 2011 related to the Seahawk Transaction of which $0.2 million is included in Operating Expenses and $3.4 million is included in General and Administrative on the Consolidated Statements of Operations.
6.    Dispositions and Discontinued Operations
From time to time the Company enters into agreements to sell assets. The following table provides information related to the sale of several of the Company’s assets, excluding other miscellaneous asset sales that occur in the normal course of business, during the years ended December 31, 2012, 2011 and 2010:

Asset		Segment	Period of Sale	Proceeds	Gain/(Loss) (a)
				(in thousands)
2012:
	Hercules 2501	Domestic Offshore	June 2012	$7,000	$5,465
	Hercules 29	Inland	July 2012	900	770
	Platform Rig 3 (b)	International Offshore	August 2012	35,516	18,350
	Hercules 101	Domestic Offshore	September 2012	1,200	—
	Hercules 252 (c)	Domestic Offshore	October 2012	8,000	—
	Hercules 257	Domestic Offshore	November 2012	6,500	2,450
	Hercules 259	Domestic Offshore	November 2012	8,000	6,441
	Hercules 75	Domestic Offshore	December 2012	650	(911)
	Hercules 77	Domestic Offshore	December 2012	650	(825)
	Hercules 28	Inland	December 2012	600	474
				$69,016	$32,214

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Asset		Segment	Period of Sale	Proceeds	Gain/(Loss) (a)
				(in thousands)
2011:
	Hercules 78	Domestic Offshore	May 2011	$1,700	$20
	Various (d)	Delta Towing	May 2011	30,000	(13,359)
	Hercules 152	Domestic Offshore	July 2011	5,000	271
	Hercules 190	Domestic Offshore	September 2011	2,000	1,440
	Hercules 254	Domestic Offshore	September 2011	2,054	369
	Hercules 800	Domestic Offshore	October 2011	1,360	843
	Hercules 256	Domestic Offshore	December 2011	6,725	5,151
	Hercules 2502	Domestic Offshore	December 2011	6,725	5,151
	Hercules 2503	Domestic Offshore	December 2011	5,000	3,460
	Hercules 2008	Domestic Offshore	December 2011	1,500	35
				$62,064	$3,381
2010:
	Various (e)	Inland	March 2010	$2,200	$1,753
	Various (e)	Inland	April 2010	800	410
	Hercules 191	Domestic Offshore	April 2010	5,000	3,067
	Hercules 255	Domestic Offshore	September 2010	5,000	3,180
	Hercules 155	Domestic Offshore	December 2010	4,800	3,969
				$17,800	$12,379

_____________________

(a)	Gains (Losses) on the Inland and Delta segments are reflected in the Consolidated Statement of Operations as discontinued operations.

(b)	This represents the gain on the sale of Platform Rig 3 and related legal entities.

(c))	During the third quarter of 2012, the Company realized an impairment charge related to the write-down of Hercules 252 (See Note 12).

(d)	The Company completed the sale of substantially all of Delta Towing’s assets.

(e)	The Company entered into an agreement to sell six of its retired barges for $3.0 million. The sale of three barges closed in each of March and April 2010.
Discontinued Operations
In May 2011, the Company completed the sale of substantially all of Delta Towing’s assets and certain liabilities for aggregate consideration of $30 million in cash (the “Delta Towing Sale”) and recognized a loss on the sale of approximately $13 million. In addition, the Company retained the working capital of its Delta Towing business which was approximately $6 million at the date of sale. The results of operations of the Delta Towing segment are reflected in the Consolidated Statements of Operations for the two years ended December 31, 2011 as discontinued operations.
In May 2013, the Company entered into an agreement to sell eleven inland barge rigs, which comprised the majority of the Inland segment fleet, and related assets for $45 million, and in July 2013 the Company closed on the sale of these Inland assets. Additionally, the Company had previously entered into a separate agreement to sell its Hercules 27 inland barge for $5.0 million, which closed in August 2013. As a result of these sales, the results of operations of the Inland assets included in these sales are reflected in the Consolidated Statements of Operations for the years 2012, 2011 and 2010 as discontinued operations. The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. The historical results of Domestic Offshore have also been recast to include the operating results of these assets.
In June 2013, the Company entered into an agreement to sell its U.S. Gulf of Mexico Liftboats and related assets. On July 1, 2013, the Company closed on the sale of the liftboats and related assets and received proceeds of approximately $54.4 million. As a result of the Domestic Liftboat sale, the results of operations of the Domestic Liftboats assets included in this sale have been reflected in the Consolidated Statements of Operations for the years 2012, 2011 and 2010 as discontinued operations. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), the Company transferred certain assets from its Domestic Liftboats

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

segment to its International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transfers, the historical results of International Liftboats have also been recast to include the operating results of these assets.
Interest charges have been allocated to the discontinued operations of the Delta Towing, Inland and Domestic Liftboat segments in accordance with FASB ASC 205-20, Discontinued Operations. The interest was allocated based on a pro rata calculation of the net assets sold as compared to the Company’s consolidated net assets. Interest allocated to discontinued operations for Delta Towing was $0.8 million and $2.5 million for the years ended December 31, 2011 and 2010, respectively. Interest allocated to discontinued operations for the Inland segment was $3.6 million, $4.1 million and $4.6 million for the years 2012, 2011 and 2010, respectively. Interest allocated to discontinued operations for the Domestic Liftboats segment was $2.8 million, $3.0 million, and $3.2 million for the years 2012, 2011 and 2010, respectively.
Operating results included in discontinued operations were as follows:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Delta Towing
Revenue	$—	$9,822	$32,653
Loss Before Income Taxes	$—	$(15,627)	$(4,183)
Income Tax Benefit	—	6,019	1,682
Loss from Discontinued Operations, Net of Taxes	$—	$(9,608)	$(2,501)
Inland
Revenue	$28,015	$28,180	$21,922
Loss Before Income Taxes	$(13,528)	$(11,837)	$(17,047)
Income Tax Benefit	5,435	4,689	6,850
Loss from Discontinued Operations, Net of Taxes	$(8,093)	$(7,148)	$(10,197)
Domestic Liftboats
Revenue	$63,552	$52,607	$65,791
Income (Loss) Before Income Taxes	$3,240	$(7,592)	$6,513
Income Tax Benefit (Provision)	(1,151)	2,970	(2,391)
Income (Loss) from Discontinued Operations, Net of Taxes	$2,089	$(4,622)	$4,122
Total
Revenue	$91,567	$90,609	$120,366
Loss Before Income Taxes	$(10,288)	$(35,056)	$(14,717)
Income Tax Benefit	4,284	13,678	6,141
Loss from Discontinued Operations, Net of Taxes	$(6,004)	$(21,378)	$(8,576)
The year ended December 31, 2011 includes a loss of $13.4 million, or $8.2 million net of taxes, in connection with the Delta Towing Sale.
The carrying value of the assets included in the Delta Towing Sale are as follows:

May 13, 2011
(In thousands)
Property and Equipment, Net and Related Assets	$43,359
7.    Long-Term Incentive Awards
Stock-based Compensation
The Company’s 2004 Amended and Restated Long-Term Incentive Plan (the “2004 Plan”) provides for the granting of stock options, restricted stock, phantom stock, performance stock awards and other stock-based awards to selected employees

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and non-employee directors of the Company. At December 31, 2012, approximately 6.0 million shares were available for grant or award under the 2004 Plan. The Compensation Committee of the Company’s Board of Directors selects participants from time to time and, subject to the terms and conditions of the 2004 Plan, determines all terms and conditions of awards. The Company issues originally issued shares upon exercise of stock options and for restricted stock grants.
The Company has the following equity awards grants under the 2004 Plan:

•
Time-based awards The Company granted time-based restricted stock awards to employees which vest 1/3 per year and time-based restricted stock awards to the Company's Directors which vest on the date of the Company's annual meeting of stockholders that follows the grant date. The grant-date fair value per share for these time-based restricted stock awards is equal to the closing price of the Company's stock on the grant date. Additionally, the Company granted stock options which vest 1/3 per year and have a maximum contractual term of 10 years.

•
Objective-based awards The Company granted additional compensation awards to employees that are based on the Company's achievement of certain Company-based performance objectives as well as the Company's achievement of certain market-based objectives. A portion of these awards are payable in shares of the Company's stock and vest 1/3 per year. If the highest market-based and Company-based performance objectives are met, a portion of these awards are payable in cash and cliff vest at the first anniversary of the grant date. Additionally, the Company granted certain awards to its Chief Executive Officer that are based upon the Company's achievement of certain market-based objectives that, if met, will be payable in cash at the end of the vesting period, ("Performance Retention Awards") as well as a retention award outside of the 2004 Plan payable in cash at the end of a three year vesting equal to the product of 500,000 shares and the lesser of the average stock price of the Company's common stock for the 90 days prior to the date of vesting and $10.00.

The Company recognized $2.6 million and $0.9 million in employee compensation expense and $0.9 million and $0.3 million in related income tax benefit for all liability based awards during the years ended December 31, 2012 and 2011, respectively. The Company recognized $6.2 million, $5.3 million and $4.4 million in employee stock-based compensation expense and $2.2 million, $1.8 million and $1.6 million in related income tax benefit for all share-settled awards during the years ended December 31, 2012, 2011 and 2010, respectively. The Company classified thirteen thousand, $0.9 million and $0.4 million in excess tax benefits as a financing cash inflow for the years ended December 31, 2012, 2011 and 2010, respectively. The Company's estimate of future expense relating to stock options, restricted stock and liability-based awards granted through December 31, 2012 as well as the remaining vesting period over which the associated expense is to be recognized is presented in the following table:

	December 31, 2012
	Unrecognized Compensation Expense	Weighted Average Remaining Term
	(in thousands)	(in years)
Stock Option Awards	$121	0.2
Time-based Restricted Stock Awards	4,632	1.2
Objective-based Awards (share settled)	1,921	1.2
Objective-based Awards (cash settled)	1,563	0.9
The Company uses various assumptions to estimate the fair value of the Company's stock option awards and objective-based awards. The Company uses the historical volatility of its common stock to estimate volatility while the dividend yield assumption was based on historical and anticipated dividend payouts. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate vesting period.
Objective-based Awards (cash settled)
The Company accounts for awards, or the portion of the awards, requiring cash settlement under stock-compensation principles of accounting as liability instruments. The fair value of all liability instruments are being remeasured based on the awards' estimated fair value at the end of each reporting period and are being recorded to expense over the vesting period. The awards that are based on the Company's achievement of market-based objectives related to the Company's stock price are valued using a Monte Carlo simulation based on the following weighted-average assumptions:

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	December 31, 2012		December 31, 2011
	Performance Retention Awards	Restricted Stock Market-Based	Performance Retention Awards
Dividend yield	—	—	—
Expected price volatility	65.0%	65.0%	65.0%
Risk-free interest rate	0.2%	0.1%	0.3%
Stock price	$6.17	$6.17	$4.44
Fair value	$3.24	$6.17	$1.83
The stock price represents the closing price of the Company's common stock at the valuation date.
Stock Option Awards
The fair value of the stock options granted under the 2004 Plan was estimated on the date of grant using the Trinomial Lattice option pricing model with the following assumptions used:

2010
Dividend yield	—
Expected price volatility	45.8%
Risk-free interest rate	2.7%
Expected life of options (in years)	6.0
Weighted-average fair value of options granted	$1.67

The Company used the simplified method to estimate the expected life of the options granted. There were no options granted in year ended 2011 or 2012.

The following table summarizes stock option activity under the 2004 Plan as of December 31, 2012 and changes during the year then ended:

Stock Options	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
				(in thousands)
Outstanding at January 1, 2012	3,815,800	$8.13	6.74	$4,546
Granted	—	—
Exercised	(137,579)	1.98
Forfeited	(8,791)	1.65
Expired	(84,189)	8.91
Outstanding at December 31, 2012	3,585,241	8.36	5.78	8,241
Vested or Expected to Vest at December 31, 2012	3,565,041	8.39	5.77	8,175
Exercisable at December 31, 2012	3,193,587	8.93	5.60	7,282

The intrinsic value of stock options exercised during 2012, 2011 and year ended 2010 was $0.4 million, $2.3 million and twenty thousand dollars, respectively. Cash received from stock option exercises was $0.3 million, $1.7 million and eighteen thousand dollars during the years ended December 31, 2012, 2011 and year ended 2010, respectively.
Objective-based Awards (share settled)
The fair value of all awards requiring share settlement are measured at the fair value on the date of grant. These awards that are based on the Company's achievement of market-based objectives related to the Company's stock price are valued at the date of grant using a Monte Carlo simulation based on the following assumptions:

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

February 28, 2012
Dividend yield	—
Expected price volatility	65.0%
Risk-free interest rate	0.2%
Stock price	$5.28
Fair value	$5.28
The stock price represents the closing price of the Company's common stock at February 28, 2012.

The following table summarizes information about objective-based restricted stock outstanding as of December 31, 2012 and changes during the year then ended:

	Objective-Based Restricted Stock	Weighted- Average Grant Date Fair Value
Non-Vested at January 1, 2012	596,858	$5.93
Granted (a)	810,026	5.28
Vested	(198,972)	5.93
Forfeited	(41,521)	5.28
Non-Vested at December 31, 2012	1,166,391	5.50
_____________________________
(a) The number of objective-based restricted stock shown reflects the shares that would be granted if the maximum level of performance is achieved. The number of shares actually issued may range from zero to 810,026.

The weighted-average grant date fair value of objective-based restricted stock granted during the years ended 2012 and 2011 was $5.28 and $5.93, respectively. The total fair value of objective-based restricted stock that vested during the year ended 2012 was $0.9 million. There was no objective-based restricted stock granted in the year ended 2010. In addition, there was no objective-based restricted stock that vested during the years ended 2011 or 2010.
Time-based Restricted Stock Awards
The following table summarizes information about time-based restricted stock outstanding as of December 31, 2012 and changes during the year then ended:

	Time-Based Restricted Stock	Weighted- Average Grant Date Fair Value
Non-Vested at January 1, 2012	1,375,010	$4.90
Granted	924,733	5.03
Vested	(563,431)	4.79
Forfeited	(97,774)	4.39
Non-Vested at December 31, 2012	1,638,538	5.04

The weighted-average grant date fair value of time-based restricted stock granted during the years ended 2012, 2011 and 2010 was $5.03, $5.00 and $3.79, respectively. The total fair value of time-based restricted stock that vested during the years ended 2012, 2011 and 2010 was $2.8 million, $2.4 million and $0.7 million, respectively.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8.    Supplemental Financial Information
Consolidated Balance Sheet Information
Other current assets and other current liabilities consisted of the following:

	December 31,
	2012	2011
	(in thousands)
Other:
Insurance Claims Receivable	$1,784	$9,567
Deferred Expense-Current Portion	7,653	3,811
Other	2,754	7,057
	$12,191	$20,435
Other Current Liabilities:
Deferred Revenue-Current Portion	$14,546	$8,461
Taxes Payable	4,958	4,763
Other	6,979	5,142
	$26,483	$18,366

Accrued liabilities consisted of the following:

	December 31,
	2012	2011
	(in thousands)
Accrued Liabilities:
Taxes other than Income	$20,463	$14,899
Accrued Payroll and Employee Benefits	34,066	29,758
Accrued Self-Insurance Reserves	27,947	22,063
Other	305	3,701
	$82,781	$70,421
Common Stock Offering
In March 2012, the Company raised approximately $96.7 million in net proceeds, after adjusting for underwriting discounts and offering expenses, from an underwritten public offering of 20.0 million shares of common stock, par value $0.01 per share at a price to the public of $5.10 per share ($4.86, net of underwriting discounts). The Company used a portion of the net proceeds from the share offering to fund a portion of the purchase price for the acquisition of Hercules 266 and will use the remaining net proceeds for general corporate purposes as well as the costs associated with the upgrade and mobilization of Hercules 266.
9.    Benefit Plan
The Company currently has a 401(k) plan in which substantially all U.S. employees are eligible to participate. The Company match was eliminated effective August 1, 2009, but was reinstated effective May 1, 2011 to match participant contributions equal to 3% of a participant’s eligible compensation. The Company incurred expense related to matching contributions of $3.2 million and $1.6 million for the years ended December 31, 2012 and 2011, respectively. The Company made no matching contributions in the year ended December 31, 2010.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10.    Debt
Debt is comprised of the following:

	December 31, 2012	December 31, 2011
	(in thousands)
Term Loan Facility, previously due July 2013	$—	$452,909
7.125% Senior Secured Notes, due April 2017	300,000	—
10.5% Senior Notes, due October 2017	294,503	293,676
10.25% Senior Notes, due April 2019	200,000	—
3.375% Convertible Senior Notes, due June 2038	67,054	90,180
7.375% Senior Notes, due April 2018	3,510	3,511
Total Debt	865,067	840,276
Less Short-term Debt and Current Portion of Long-term Debt	67,054	22,130
Total Long-term Debt, Net of Current Portion	$798,013	$818,146

The following is a summary of scheduled long-term debt maturities by year (in thousands):

2013	$67,054
2014	—
2015	—
2016	—
2017	594,503
Thereafter	203,510
$865,067

	December 31, 2012			December 31, 2011
Liability Component	Notional Amount	Unamortized Discount	Carrying Value	Notional Amount	Unamortized Discount	Carrying Value
	(in millions)			(in millions)
10.5% Senior Notes, due October 2017	$300.0	$(5.5)	$294.5	$300.0	$(6.3)	$293.7
3.375% Convertible Senior Notes, due June 2038*	68.3	(1.2)	67.1	95.9	(5.7)	90.2
 _____________________________

*	The carrying amount of the equity component was $30.1 million at both December 31, 2012 and 2011.

The unamortized discount of the 10.5% Senior Notes is being amortized to interest expense over the life of the debt instrument. The unamortized discount of the 3.375% Convertible Senior Notes is being amortized to interest expense over their expected life which ends June 1, 2013.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Year Ended December 31,
	2012				2011
	Coupon Interest	Discount Amortization	Total Interest	Effective Rate	Coupon Interest	Discount Amortization	Total Interest	Effective Rate
	(in millions)				(in millions)
10.5% Senior Notes, due October 2017	$31.5	$0.8	$32.3	11.00%	$31.4	$0.8	$32.2	11.00%
3.375% Convertible Senior Notes, due June 2038	2.7	3.2	5.9	7.93	3.2	3.7	6.9	7.93

	Year Ended December 31, 2010
	Coupon Interest	Discount Amortization	Total Interest	Effective Rate
	(in millions)
10.5% Senior Notes, due October 2017	$31.4	$0.7	$32.1	11.00%
3.375% Convertible Senior Notes, due June 2038	3.3	3.4	6.7	7.93

Senior Secured Credit Agreement
At December 31, 2011, the Company previously had a $592.9 million credit agreement, consisting of a $452.9 million term loan facility and a $140.0 million revolving credit facility. In addition to its scheduled payments, in January 2012, the Company used the net proceeds from asset sales to retire $17.6 million of the outstanding balance of the Company's term loan facility as required under the prior credit agreement. In addition, on April 3, 2012, the Company repaid in full all outstanding indebtedness under the prior secured credit facilities, and the liens securing such obligations were terminated. There were no termination penalties incurred by the Company in connection with the termination of the prior secured credit facility.
On April 3, 2012, the Company entered into a new credit agreement (the "Credit Agreement"), which governs its new senior secured revolving credit facility (the "Credit Facility"), which provides for a $75.0 million senior secured revolving credit facility, with a $25.0 million sublimit for the issuance of letters of credit. As of December 31, 2012, no amounts were outstanding and $1.0 million in letters of credit had been issued under the Credit Facility, therefore the remaining availability under this facility was $74.0 million.
The Company may prepay borrowings under the Credit Facility at any time without premium or penalty (other than customary LIBOR breakage costs), subject to certain notice requirements. The Credit Agreement requires mandatory prepayments of amounts outstanding thereunder with the net proceeds of certain asset sales, casualty events, preferred stock issuances and debt issuances, but these mandatory prepayments do not require any reduction of the lenders' commitments under the Credit Agreement. All borrowings under the Credit Facility mature on April 3, 2017.
Borrowings under the Credit Facility bear interest, at the Company's option, at either (i) the Alternate Base Rate ("ABR") (the highest of the administrative agent's corporate base rate of interest, the federal funds rate plus 0.5%, or the one-month Eurodollar rate (as defined in the Credit Agreement) plus 1%), plus an applicable margin that ranges between 3.0% and 4.5%, depending on the Company's leverage ratio, or (ii) the Eurodollar rate plus an applicable margin that ranges between 4.0% and 5.5%, depending on the Company's leverage ratio. The Company will pay a per annum fee on all letters of credit issued under the Credit Facility, which fee will equal the applicable margin for loans accruing interest based on the Eurodollar rate, and the Company will pay a commitment fee of 0.75% per annum on the unused availability under the Credit Facility.
In addition, during any period of time that outstanding letters of credit under the Credit Facility exceed $10 million or there are any revolving borrowings outstanding under the Credit Facility, the Company will have to maintain compliance with a maximum secured leverage ratio (as defined in the Credit Agreement, being generally computed as the ratio of secured indebtedness to consolidated cash flow). The maximum secured leverage ratio is 3.50 to 1.00.
The Company's obligations under the Credit Agreement are guaranteed by substantially all of the Company's current domestic subsidiaries (collectively, the "Guarantors"), and the obligations of the Company and the Guarantors are secured by

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

liens on substantially all of the vessels owned by the Company and the Guarantors, together with certain accounts receivable, equity of subsidiaries, equipment and other assets.
7.125% Senior Secured Notes due 2017
On April 3, 2012 the Company completed the issuance and sale of $300.0 million aggregate principal amount of senior secured notes at a coupon rate of 7.125% ("7.125% Senior Secured Notes") with maturity in April 2017. These notes were sold at par and the Company received net proceeds from the offering of the notes of $293.0 million after deducting the initial purchasers' discounts and offering expenses. Interest on the 7.125% Senior Secured Notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 7.125% Senior Secured Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under its Credit Agreement. The notes are secured by liens on all collateral that secures the Company's obligations under its Credit Agreement, subject to limited exceptions. The liens securing the notes share on an equal and ratable first priority basis with liens securing the Company's Credit Agreement. Under the intercreditor agreement the collateral agent for the lenders under the Company's Credit Agreement is generally entitled to sole control of all decisions and actions.
10.25% Senior Notes due 2019
On April 3, 2012 the Company completed the issuance and sale of $200.0 million aggregate principal amount of senior notes at a coupon rate of 10.25% ("10.25% Senior Notes") with maturity in April 2019. These notes were sold at par and the Company received net proceeds from the offering of the notes of $195.4 million after deducting the initial purchasers' discounts and offering expenses. Interest on the 10.25% Senior Notes is payable in cash semi-annually in arrears on April 1 and October 1 of each year.
The 10.25% Senior Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under the Company's Credit Agreement.
10.5% Senior Notes due 2017 (Formerly Secured prior to April 3, 2012)
The interest on the 10.5% Senior Notes due 2017 ("10.5% Senior Notes") is payable in cash semi-annually in arrears on April 15 and October 15 of each year to holders of record at the close of business on April 1 or October 1.
The indenture governing the 10.5% Senior Notes provides that all the liens securing the notes may be released if the Company's total amount of secured indebtedness, other than the 10.5% Senior Notes, does not exceed the lesser of $375.0 million and 15.0% of the Company's consolidated tangible assets. The Company refers to such a release as a "collateral suspension." When a collateral suspension is in effect, the 10.5% Senior Notes due 2017 become unsecured. Following the closing of the 2012 debt issuances and the use of proceeds thereof to repay in full the prior secured credit facility, the liens securing the 10.5% Senior Notes were released on April 3, 2012 and a collateral suspension is currently in effect. The indenture governing the 10.5% Senior Notes also provides that if, after any such collateral suspension, the aggregate principal amount of the Company's total secured indebtedness, other than the 10.5% Senior Notes due 2017, were to exceed the greater of $375.0 million and 15.0% of the Company's consolidated tangible assets, as defined in such indenture, then the collateral obligations of the Company and guarantors thereunder will be reinstated and must be complied with within 30 days of such event.
The 10.5% Senior Notes are guaranteed by each of the Guarantors that guarantee the Company's obligations under its Credit Agreement.
3.375% Convertible Senior Notes due 2038
The interest on the 3.375% Convertible Senior Notes due 2038 ("3.375% Convertible Senior Notes") is payable in cash semi-annually in arrears, on June 1 and December 1 of each year until June 1, 2013, after which the principal will accrete at an annual yield to maturity of 3.375% per year. The Company will also pay contingent interest during any six-month interest period commencing June 1, 2013, for which the trading price of these notes for a specified period of time equals or exceeds 120% of their accreted principal amount. The notes will be convertible under certain circumstances into shares of the Company’s common stock (“Common Stock”) at an initial conversion rate of 19.9695 shares of Common Stock per $1,000 principal amount of notes, which is equal to an initial conversion price of approximately $50.08 per share. Upon conversion of a note, a holder will receive, at the Company’s election, shares of Common Stock, cash or a combination of cash and shares of Common Stock. At December 31, 2012, the number of conversion shares potentially issuable in relation to the 3.375% Convertible Senior Notes was 1.4 million. The Company may redeem the notes at its option beginning June 6, 2013, and holders of the notes will have the right to require the Company to repurchase the notes on June 1, 2013 and certain dates thereafter or on the occurrence of a fundamental change.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The Company determined that upon maturity or redemption, it has the intent and ability to settle the principal amount of its 3.375% Convertible Senior Notes in cash, and any additional conversion consideration spread (the excess of conversion value over face value) in shares of the Company’s Common Stock.
In May 2012, the Company repurchased a portion of the 3.375% Convertible Senior Notes and in accordance with ASC 470-20 Debt - Debt with Conversion and Other Options, the settlement consideration was allocated to the extinguishment of the liability component in an amount equal to the fair value of that component immediately prior to extinguishment with the difference between this allocation and the net carrying amount of the liability component and unamortized debt issuance costs recognized as a gain or loss on debt extinguishment. If there would have been any remaining settlement consideration, it would have been allocated to the reacquisition of the equity component and recognized as a reduction of stockholders' equity.
Other Indenture Provisions
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes contain customary events of default. In addition, the Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes, 10.5% Senior Notes and 3.375% Convertible Senior Notes also contain a provision under which an event of default by the Company or by any restricted subsidiary on any other indebtedness exceeding $25.0 million would be considered an event of default under the Credit Agreement and indentures if such default: a) is caused by failure to pay the principal at final maturity, or b) results in the acceleration of such indebtedness prior to maturity.
The Credit Agreement as well as the indentures governing the 7.125% Senior Secured Notes, 10.25% Senior Notes and 10.5% Senior Notes contain covenants that, among other things, limit the Company's ability and the ability of its restricted subsidiaries to:

•	incur additional indebtedness or issue certain preferred stock;

•	pay dividends or make other distributions;

•	make other restricted payments or investments;

•	sell assets;

•	create liens;

•	enter into agreements that restrict dividends and other payments by restricted subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate, merge or transfer all or substantially all of its assets.
Loss on Extinguishment of Debt
During the twelve months ended December 31, 2012, the Company incurred the following charges which are included in Loss on Extinguishment of Debt in the Consolidated Statements of Operations:

•
In April 2012 and in connection with the termination of the prior secured credit facility, the Company recognized a pretax charge of $1.4 million, $0.9 million, net of tax, for the write off of unamortized issuance costs related to the term loan;

•	In April 2012, the Company recognized a pretax charge of $6.4 million, $4.2 million net of tax, related to the Company's debt refinancing; and

•	In May 2012, the Company repurchased $27.6 million aggregate principal amount of the 3.375% Convertible Senior Notes, resulting in a loss of $1.3 million, or $0.9 million, net of tax.
11.    Derivative Instruments
Warrants
The Company was issued warrants to purchase up to 5.0 million additional shares of Discovery Offshore stock at a strike price of 11.50 Norwegian Kroner (“NOK”) per share which is exercisable in the event that the Discovery Offshore stock price reaches an average equal to or higher than 23.00 NOK per share for 30 consecutive trading days. As of December 31, 2012, Discovery Offshore’s stock price was 13.00 NOK per share. The warrants are being accounted for as a derivative instrument as the underlying security is readily convertible to cash. Subsequent changes in the fair value of the warrants are recognized to other income (expense). The fair value of the Discovery Offshore warrants was determined using a Monte Carlo simulation (See Note 12).

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Interest Rate Contracts
The Company has historically used derivative instruments to manage its exposure to interest rate risk, including interest rate swap agreements to effectively fix the interest rate on variable rate debt and interest rate collars to limit the interest rate range on variable rate debt. These are recognized in the statement of financial position at fair value, with changes in fair value determined on whether they have been designated and qualify as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument based upon the exposure being hedged as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation. These hedge transactions have historically been accounted for as cash flow hedges such that the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction and in the period or periods during which the hedged transaction affects earnings. The effective portion of the interest rate swaps and collar hedging the exposure to variability in expected future cash flows due to changes in interest rates is reclassified into interest expense. The remaining gain or loss on the derivative instrument in excess of the cumulative change in the present value of future cash flows of the hedged item, if any, or hedged components excluded from the assessment of effectiveness, is recognized in interest expense. Currently, the Company has no derivative instruments outstanding related to managing interest rate risk. However, in July 2007, the Company entered into a zero cost LIBOR collar on $300.0 million of term loan principal, which was settled on October 1, 2010 per the agreement with a cash payment of $3.4 million, with a ceiling of 5.75% and a floor of 4.99%. The counterparty was obligated to pay the Company in any quarter that actual LIBOR reset above 5.75% and the Company paid the counterparty in any quarter that actual LIBOR reset below 4.99%. The terms and settlement dates of the collar matched those of the term loan through July 27, 2009, the date of the 2009 Credit Amendment.
As a result of the inclusion of a LIBOR floor in the previous credit agreement, the Company determined, as of July 27, 2009 and on an ongoing basis, that the interest rate collar (which was settled on October 1, 2010) would not be highly effective in achieving offsetting changes in cash flows attributable to the hedged interest rate risk during the period that the hedge was designated. As such, the Company discontinued cash flow hedge accounting for the interest rate collar as of July 27, 2009. Because cash flow hedge accounting was not applied to this instrument, changes in fair value related to the interest rate collar subsequent to July 27, 2009 were recorded in earnings.
The following table provides the fair values of the Company’s derivatives:

	Fair Value
Balance Sheet Classification	December 31, 2012	December 31, 2011
	(in thousands)
Derivatives:
Warrants	$3,964	$1,758
Other Assets, Net	$3,964	$1,758

The following table provides the effect of the Company’s derivatives on the Consolidated Statements of Operations:

	Year Ended December 31,
		2012	2011	2010		2012	2011	2010
Derivatives	I.	II.			III.	IV.
		(in thousands)				(in thousands)
Interest rate contracts(a)	Interest Expense	$—	$—	$(8,881)	Interest Expense	$—	$—	$(264)
Warrants	N/A	N/A	N/A	N/A	Other Income (Expense)	$2,206	$(3,288)	$—

(a)	These interest rate contracts were designated as cash flow hedges through July 27, 2009.

I.	Classification of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Loss) (Effective Portion)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

II.	Amount of Gain (Loss) Reclassified from Accumulated Other Comprehensive Income (Loss) into Income (Loss) (Effective Portion)

III.	Classification of Gain (Loss) Recognized in Income (Loss) on Derivative

IV.	Amount of Gain (Loss) Recognized in Income (Loss) on Derivative

A summary of the changes in Accumulated Other Comprehensive Loss (in thousands):

Cumulative unrealized loss, net of tax of $3,108, as of December 31, 2009	$(5,773)
Reclassification of losses into net income, net of tax of $3,108	5,773
Cumulative unrealized loss, net of tax, as of December 31, 2010	$—

12.    Fair Value Measurements
Fair value measurements are generally based upon observable and unobservable inputs. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s view of market assumptions in the absence of observable market information. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. The Company uses the fair value hierarchy included in Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 820-10, Fair Value Measurements and Disclosure ("ASC 820-10"), which is intended to increase consistency and comparability in fair value measurements and related disclosures. The fair value hierarchy consists of the following three levels:
Level 1 — Inputs are quoted prices in active markets for identical assets or liabilities.
Level 2 — Inputs are quoted prices for similar assets or liabilities in an active market, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable and market-corroborated inputs which are derived principally from or corroborated by observable market data.
Level 3 — Inputs are derived from valuation techniques in which one or more significant inputs or value drivers are unobservable.
As of December 31, 2012 the fair value of the warrants issued by Discovery Offshore was $4.0 million. The fair value of the warrants was determined using a Monte Carlo simulation based on the following assumptions:

	December 31,
	2012	2011
Strike Price (NOK)	11.50	11.50
Target Price (NOK)	23.00	23.00
Stock Value (NOK)	13.00	8.50
Expected Volatility (%)	50.0%	50.0%
Risk-Free Interest Rate (%)	1.44%	0.60%
Expected Life of Warrants (5.0 years at inception)	3.1	4.1
Number of Warrants	5,000,000	5,000,000

The Company used the historical volatility of companies similar to that of Discovery Offshore to estimate volatility. The risk-free interest rate assumption was based on observed interest rates consistent with the approximate life of the warrants. The stock price represents the closing stock price of Discovery Offshore stock at December 31, 2012 and 2011, respectively. The strike price, target price, expected life and number of warrants are all contractual based on the terms of the warrant agreement.
The following table represents the Company’s derivative asset measured at fair value on a recurring basis as of December 31, 2012 and 2011, respectively:

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Asset or Liability (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
	(in thousands)
Warrants - as of December 31, 2012	$3,964	$—	$3,964	$—
Warrants - as of December 31, 2011	$1,758	$—	$1,758	$—
The following table represents the Company’s assets measured at fair value on a non-recurring basis for which an impairment measurement was made as of December 31, 2012:

	Total Fair Value Measurement	Quoted Prices in Active Markets for Identical Asset or Liability (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gain (Loss)
	(in thousands)
Property and Equipment, Net (1)	$1,500	$—	$—	$1,500	$(42,916)
Property and Equipment, Net (2)	$9,340	$—	$7,840	$1,500	$(60,693)

(1) This represents a non-recurring fair value measurement made at June 30, 2012 for Hercules 185.
(2) This represents a non-recurring fair value measurement made at September 30, 2012 for Hercules 252 and Hercules 258.

In April 2012, during the return mobilization from the U.S. Gulf of Mexico to Angola, Hercules 185 experienced extensive damage to various portions of the rig's legs (See Note 17). The Company believed it was unfeasible to repair the damage and return the rig to service and recorded an impairment charge of $42.9 million ($27.9 million, net of tax) which is included in Asset Impairment on the Consolidated Statements of Operations for the year ended December 31, 2012 to write the rig down to salvage value.
Long-lived assets held for sale at September 30, 2012 were written down to their fair value less estimated cost to sell, resulting in an impairment charge of approximately $25.5 million ($16.6 million, net of tax), which is included in Asset Impairment on the Consolidated Statements of Operations for the year ended December 31, 2012, related to Hercules 252. The sale of Hercules 252 was completed in October 2012 (See Note 6).
During September 2012, the Company made the decision to cold stack Hercules 258 effective October 1, 2012 and removed it from its marketable assets into its non-marketable assets as the Company does not reasonably expect to market this rig in the foreseeable future. This decision resulted in an impairment charge of approximately $35.2 million ($35.2 million, net of tax), which is included in Asset Impairment on the Consolidated Statements of Operations for the year ended December 31, 2012, to write the rig down to salvage value based on a third party estimate. The financial information for Hercules 258 has been reported as part of the International Offshore segment.
The following table represents the Company’s assets measured at fair value on a non-recurring basis for which an impairment measurement was made as of December 31, 2010:

	Total Fair Value Measurement December 31, 2010	Quoted Prices in Active Markets for Identical Asset or Liability (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Gain (Loss)
	(in thousands)
Property and Equipment, Net	$27,848	$—	$—	$27,848	$(125,136)

During the fourth quarter 2010, the Company considered the prolonged downturn in the drilling industry as an indicator of impairment and assessed its segments for impairment as of December 31, 2010. When analyzing its Domestic Offshore, International Offshore and Delta Towing segments for impairment, the Company determined five of its domestic jackup rigs,

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one of its international jackup rigs and several of its Delta Towing assets that had previously been considered marketable, would not be marketed in the foreseeable future and were included in the impairment analysis of non-marketable assets. This determination was based on the Company’s estimate of reactivation costs associated with these assets which, based on current and forecasted near-term dayrates and utilization levels, were economically prohibitive, and the sustained lack of visibility in the issuance of offshore drilling permits in the U.S. Gulf of Mexico at that time. Based on an undiscounted cash flow analysis, it was determined that the non-marketable assets were impaired. The Company estimated the value of the discounted cash flows for each segment’s non-marketable assets, which included management’s estimate of sales proceeds less costs to sell, and recorded an impairment charge of $125.1 million ($81.3 million, net of tax) of which $2.4 million ($1.5 million, net of tax) related to the discontinued operations of its Delta Towing segment and is included in Loss from Discontinued Operations, Net of Taxes in the Consolidated Statement of Operations for the year ended December 31, 2010. The Company analyzed its other segments and its marketable assets for impairment as of December 31, 2010 and noted that each segment had adequate undiscounted cash flows to recover its property and equipment carrying values.
The carrying value and fair value of the Company’s equity investment in Discovery Offshore was $38.2 million and $49.1 million at December 31, 2012, respectively, and $34.7 million and $26.1 million at December 31, 2011, respectively. The fair value at December 31, 2012 and 2011 was calculated using the closing price of Discovery Offshore shares at each date respectively (level one input), converted to U.S. dollars using the exchange rate at each respective date.
Fair Value of Financial Instruments
The carrying amounts of the Company’s financial instruments, which include cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, approximate fair values because of the short-term nature of the instruments.
The fair value of the Company’s 3.375% Convertible Senior Notes, 10.25% Senior Notes, 10.5% Senior Notes, 7.125% Senior Secured Notes and former term loan facility is estimated based on quoted prices in active markets. The fair value of the Company’s 7.375% Senior Notes is estimated based on discounted cash flows using inputs from quoted prices in active markets for similar debt instruments. The inputs used to determine fair value are considered level two inputs. The following table provides the carrying value and fair value of the Company’s long-term debt instruments:

	December 31, 2012		December 31, 2011
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(in millions)
Term Loan Facility (terminated April 2012)	n/a	n/a	$452.9	$442.0
7.125% Senior Secured Notes, due April 2017	$300.0	$317.1	n/a	n/a
10.5% Senior Notes, due October 2017	294.5	326.6	293.7	291.2
10.25% Senior Notes, due April 2019	200.0	219.6	n/a	n/a
3.375% Convertible Senior Notes, due June 2038	67.1	68.5	90.2	84.7
7.375% Senior Notes, due April 2018	3.5	3.3	3.5	2.8
13.    Supplemental Cash Flow Information

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Cash paid, net during the period for:
Interest, net of capitalized interest	$64,332	$68,672	$76,993
Income taxes	10,220	7,152	22,092

During 2012, the Company capitalized interest of $3.6 million. The Company did not capitalize interest in 2011 and 2010.
Non-Cash Investing activities in 2011 include the value of the Company's common stock issued in connection with the Seahawk Transaction of $125.3 million (See Note 5).

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

14.    Concentration of Credit Risk
The Company maintains its cash in bank deposit accounts at high credit quality financial institutions or in highly rated money market funds as permitted by its Credit Agreement. The balances, at many times, exceed federally insured limits.
The Company provides services to a diversified group of customers in the oil and natural gas exploration and production industry. Credit is extended based on an evaluation of each customer’s financial condition. The Company maintains an allowance for doubtful accounts receivable based on expected collectability and establishes a reserve when payment is unlikely to occur.
15.    Income Taxes
Income (loss) from continuing operations before income taxes consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
United States	$(120,004)	$(166,725)	$(303,759)
Foreign	(19,717)	84,293	94,260
Total	$(139,721)	$(82,432)	$(209,499)

The income tax (benefit) provision consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Current-United States	$184	$—	$—
Current-foreign	14,861	16,153	8,752
Current-state	(3,698)	63	517
Current income tax provision	11,347	16,216	9,269
Deferred-United States	(30,707)	(44,224)	(97,312)
Deferred-foreign	(708)	304	3,748
Deferred-state	1,347	22	814
Deferred income tax benefit	(30,068)	(43,898)	(92,750)
Total income tax benefit	$(18,721)	$(27,682)	$(83,481)

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The components of and changes in the net deferred taxes were as follows:

	December 31,
	2012	2011
	(in thousands)
Deferred tax assets:
Net operating loss carryforward (Federal, State & Foreign)	$155,895	$160,272
Credit carryforwards	14,895	14,711
Accrued expenses	19,853	15,767
Unearned income	2,433	5,135
Intangibles	6,167	7,199
Stock-Based Compensation	5,952	7,272
Deferred tax assets	205,195	210,356
Deferred tax liabilities:
Fixed assets	(226,476)	(258,762)
Convertible Notes	(6,496)	(8,199)
Deferred expenses	(5,130)	(5,202)
Other	(2,688)	(6,079)
Deferred tax liabilities	(240,790)	(278,242)
Net deferred tax liabilities	$(35,595)	$(67,886)

A reconciliation of statutory and effective income tax rates is as shown below:

	Year Ended December 31,
	2012	2011	2010
Statutory rate	35.0%	35.0%	35.0%
Effect of:
State income taxes	0.7	0.6	(0.3)
Taxes on foreign earnings at greater than the U.S. statutory rate	(19.7)	0.5	8.1
Uncertain Tax Positions	(0.1)	(0.7)	2.3
Deemed Repatriation of foreign earnings	—	—	(3.9)
Other	(2.5)	(1.8)	(1.4)
Effective rate	13.4%	33.6%	39.8%

The amount of consolidated U.S. net operating losses (“NOLs”) available as of December 31, 2012 is approximately $446.9 million. This differs from the NOL reported in the Company's financial statements by $4.0 million which represents the unrealized tax benefits associated with equity compensation and uncertain tax position in accordance with FASB ASC 718, Stock Compensation and FASB ASC 740, Income Taxes. These NOLs will expire in the years 2024 through 2031. In addition, the Company has $14.9 million of non-expiring alternative minimum tax credits.
The Company has not recorded deferred income taxes on the remaining undistributed earnings of its foreign subsidiaries because of management’s intent to permanently reinvest such earnings. At December 31, 2012, the aggregate amount of undistributed earnings of the foreign subsidiaries was $72.7 million. Upon distribution of these earnings in the form of dividends or otherwise, the Company may be subject to U.S. income taxes and foreign withholding taxes. It is not practical, however, to estimate the amount of taxes that may be payable on the remittance of these earnings.
In accordance with FASB ASC 740, the Company recognizes interest and penalties related to uncertain tax positions in income tax expense. The Company recorded interest and penalties of $0.2 million, $0.2 million and $0.4 million through the Income Tax Benefit line of the Consolidated Statement of Operations for the years ended December 31, 2012, 2011 and 2010, respectively.
The Company, directly or through its subsidiaries, files income tax returns in the United States, and multiple state and foreign jurisdictions. The Company’s tax returns for 2006 through 2011 remain open for examination by the taxing authorities

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

in the respective jurisdictions where those returns were filed. Although, the Company believes that its estimates are reasonable, the final outcome in the event that the Company is subjected to an audit could be different from that which is reflected in its historical income tax provision and accruals. Such differences could have a material effect on the Company’s income tax provision and net income in the period in which such determination is made. In addition, certain tax returns filed by TODCO and its subsidiaries are open for years prior to 2004, however, TODCO tax obligations from periods prior to its initial public offering in 2004 are indemnified by Transocean, the former owner of TODCO, under the tax sharing agreement, except for the Trinidad and Tobago jurisdiction. The Company’s Trinidadian and Tobago tax returns are open for examination for the years 2006 through 2011.
Effective April 27, 2011 the Company completed the Seahawk Transaction. The Company’s financial statements have been prepared assuming that this transaction should be characterized as a purchase of assets for income tax purposes. Seahawk is in a Chapter 11 proceeding in the U.S. Bankruptcy Court. Subsequent to December 31, 2012, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, will change the tax treatment and will cause the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G). Therefore, for tax purposes the Company will record a carryover basis in the Seahawk assets and other tax attributes. Because of the ownership change certain of these carryovers may be subject to specific, and in some cases an annual, limitation on their utilization. In these instances, the Company will recognize valuation allowances as appropriate. These carryover attributes include net operating losses of $187 million, tax credits of $17 million, and tax basis in assets of $70 million. Based on the Company's current tax position, these will produce additional deferred tax assets of approximately $35 million (gross additional deferred tax assets of $56 million offset by valuation allowances of $21 million). These tax attributes will be recorded in the Company's financial statements in the first quarter of 2013 based on the effective date of the equity distribution. There can be no assurance that these deferred tax assets will be realized.
The following table presents the reconciliation of the total amounts of unrecognized tax benefits that, if recognized, would impact the effective income tax rate:

	Year Ended December 31,
	2012	2011	2010
	(in thousands)
Balance, beginning of period	$5,533	$4,109	13,529
Gross increases — tax positions in prior periods	—	1,424	—
Gross decreases — tax positions in prior periods	—	—	(1,499)
Settlements	—	—	(7,921)
Balance, end of period	$5,533	$5,533	$4,109

From time to time, the Company’s tax returns are subject to review and examination by various tax authorities within the jurisdictions in which the Company operates or has operated. The Company is currently contesting tax assessments in Venezuela, and may contest future assessments where the Company believes the assessments are meritless.
In January 2008, SENIAT, the national Venezuelan tax authority, commenced an audit for the 2003 calendar year, which was completed in the fourth quarter of 2008. The Company has not yet received any proposed adjustments from SENIAT for that year.
In March 2007, a subsidiary of the Company received an assessment from the Mexican tax authorities related to its operations for the 2004 tax year. This assessment contested the Company’s right to certain deductions and also claimed it did not remit withholding tax due on certain of these deductions. In 2008, the Mexican tax authorities commenced an audit for the 2005 tax year. During 2010, the Company effectively reached a compromise settlement of all issues for 2004 through 2007. The Company paid $11.6 million and reversed (i) previously provided reserves and (ii) an associated tax benefit in the year ended December 31, 2010 which totaled $5.8 million.
16.    Segments
The Company reports its business activities in five business segments: (1) Domestic Offshore, (2) International Offshore, (3) Inland, (4) Domestic Liftboats and (5) International Liftboats. The Company eliminates inter-segment revenue and expenses, if any.
In March 2012, the Company acquired an offshore jackup drilling rig, Hercules 266, for $40.0 million. The Company has entered into a three-year drilling contract with Saudi Aramco for the use of this rig with Saudi Aramco having an option to extend the term for an additional one-year period. This rig is currently undergoing upgrades and other contract specific refurbishments and the Company expects the rig to commence work under the contract in the second quarter of 2013.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

During April 2012, the Kingfish, a 230 class liftboat, began its mobilization from the U.S. Gulf of Mexico to the Middle East, where it underwent upgrades prior to becoming reactivated. The vessel commenced work in November 2012.
During November 2012, the decision was made to reactivate one of our previously cold stacked rigs, Hercules 209. Hercules 209 is currently in the shipyard undergoing repairs and upgrades for reactivation and is expected to be available for work in the second quarter of 2013.
The following describes the Company's reporting segments as of December 31, 2012:
Domestic Offshore — includes 29 jackup rigs in the U.S. Gulf of Mexico that can drill in maximum water depths ranging from 85 to 350 feet. Nineteen of the jackup rigs are either under contract or available for contracts and ten are cold stacked.
International Offshore — includes eight jackup rigs outside of the U.S. Gulf of Mexico. We have three jackup rigs contracted offshore in Saudi Arabia, one jackup rig contracted offshore in Myanmar and one jackup rig contracted offshore in Cameroon. In addition, we have one jackup rig warm stacked and one jackup rig cold stacked in Bahrain as well as one jackup rig cold stacked in Malaysia. In addition to owning and operating our own rigs, we have the Construction Management Agreement and the Services Agreement with Discovery Offshore with respect to each of its two rigs (See Note 2).
Inland — includes a fleet of four conventional and ten posted barge rigs that operate inland in marshes, rivers, lakes and shallow bay or coastal waterways along the U.S. Gulf Coast. Three of our inland barges are either under contract or available and eleven are cold stacked.
Domestic Liftboats — includes 39 liftboats in the U.S. Gulf of Mexico. Thirty-two are operating or available for contracts and seven are cold stacked.
International Liftboats — includes 24 liftboats. Nineteen are operating or available for contracts offshore West Africa, including five liftboats owned by a third party, two are cold stacked offshore West Africa and three are operating or available for contracts in the Middle East region.
The Company’s jackup rigs and submersible rigs are used primarily for exploration and development drilling in shallow waters. The Company’s liftboats are self-propelled, self-elevating vessels with a large open deck space, which provides a versatile, mobile and stable platform to support a broad range of offshore maintenance and construction services throughout the life of an oil or natural gas well.
The results of operations of the Domestic Liftboats and Inland segments are reflected in the Consolidated Statements of Operations for the three years ended December 31, 2012, 2011 and 2010, as discontinued operations and the Company has recast the financial information in this footnote as it relates to the Consolidate Statements of Operations to exclude these discontinued operations (See Notes 1 and 6). The remaining assets of the Inland segment, which included spare equipment, one cold stacked barge and a barge that will be used as a training rig, have been transferred to the Domestic Offshore segment. The historical results of Domestic Offshore have been recast to include the operating results of these assets. In 2008 (2 vessels), 2009 (4 vessels) and 2012 (1 vessel), the Company transferred certain assets from its Domestic Liftboats segment to its International Liftboats segment. The historical results generated by these assets that were previously reported in the Domestic Liftboats segment are reported in the International Liftboats segment. As a result of these transfers, the historical results of International Liftboats have also been recast to include the operating results of these assets.
Information regarding the Company's reportable segments is as follows:

	Year Ended December 31, 2012			Year Ended December 31, 2011
	Revenue	Income (Loss) from Operations	Depreciation and Amortization	Revenue	Income (Loss) from Operations	Depreciation and Amortization
		(in thousands)			(in thousands)
Domestic Offshore (a)	$355,762	$8,755	$76,890	$217,450	$(49,101)	$73,901
International Offshore (b)	135,047	(59,205)	45,577	237,047	57,842	52,278
International Liftboats	127,416	38,148	17,213	120,074	32,149	20,693
	$618,225	$(12,302)	$139,680	$574,571	$40,890	$146,872
Corporate	—	(47,425)	2,649	—	(47,302)	2,605
Total Company	$618,225	$(59,727)	$142,329	$574,571	$(6,412)	$149,477
  _____________________________

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(a)	2012 Income (Loss) from Operations for the Company's Domestic Offshore segment includes an asset impairment charge of $25.5 million (See Note 12).

(b)
2012 Income (Loss) from Operations for the Company's International Offshore segment includes an asset impairment charge of $82.7 million (See Note 12). In addition, Income (Loss) from Operations for the Company's International Offshore segment includes a gain on the sale of Platform Rig 3 of $18.4 million and a gain on Hercules 185 insurance settlement of $27.3 million (See Notes 6 and 17).

	Year Ended December 31, 2010
	Revenue	Income (Loss) from Operations	Depreciation and Amortization
		(in thousands)
Domestic Offshore (a)	$124,063	$(197,797)	$82,898
International Offshore (b)	291,516	56,878	58,275
International Liftboats	121,535	39,573	18,617
	$537,114	$(101,346)	$159,790
Corporate	—	(39,335)	3,177
Total Company	$537,114	$(140,681)	$162,967
 _____________________________

(a)	2010 Income (Loss) from Operations includes an impairment of property and equipment charge of $84.7 million.

(b)	2010 Income (Loss) from Operations includes an impairment of property and equipment charge of $38.0 million.

	Total Assets
	December 31, 2012	December 31, 2011
	(in thousands)
Domestic Offshore	$980,973	$890,339
International Offshore	649,565	705,831
Inland	107,349	119,356
Domestic Liftboats	74,824	82,234
International Liftboats	147,823	154,974
Corporate	56,096	53,970
Total Company	$2,016,630	$2,006,704

	Year Ended December 31,
	2012	2011	2010
		(in thousands)
Capital Expenditures and Deferred Drydocking Expenditures:
Domestic Offshore	$42,016	$27,088	$11,133
International Offshore (a)	114,235	4,324	6,469
Inland	1,560	213	758
Domestic Liftboats	9,692	11,866	9,987
International Liftboats	8,489	11,217	7,470
Delta Towing	—	301	927
Corporate	2,613	213	314
Total Company	$178,605	$55,222	$37,058
  _____________________________

(a)	2012 Includes the purchase of Hercules 266 as well as related upgrades, contract specific refurbishments and mobilization costs.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

A substantial portion of the Company’s assets are mobile. Asset locations at the end of the period are not necessarily indicative of the geographic distribution of the revenue generated by such assets during the periods. The following tables present revenue and long-lived assets by country based on the location of the service provided:

	Year Ended December 31,
	2012	2011	2010
		(in thousands)
Operating Revenue:
United States	$356,042	$221,419	$128,982
Nigeria	105,176	98,256	97,163
Saudi Arabia	55,911	93,920	103,712
India	56	61,925	130,533
Other (a)	101,040	99,051	76,724
Total	$618,225	$574,571	$537,114

	As of December 31,
	2012	2011
	(in thousands)
Long-Lived Assets:
United States	$883,308	$1,034,511
Nigeria	83,979	99,812
Saudi Arabia	261,433	253,708
India	—	39,446
Other (a)	309,303	229,225
Total	$1,538,023	$1,656,702
  _____________________________

(a)	Other represents countries in which the Company operates that individually had operating revenue or long-lived assets representing less than 10% of total operating revenue or total long-lived assets.

Sales to Major Customers
The Company’s customers primarily include major integrated energy companies, independent oil and natural gas operators and national oil companies. Sales to customers exceeding 10 percent or more of the Company’s total revenue from continuing operations in any of the past three years are as follows:

	Year Ended December 31,
	2012	2011	2010
Chevron Corporation (a)	16%	24%	16%
Saudi Aramco (b)	7	15	17
Oil and Natural Gas Corporation Limited (b)	—	11	24
  _____________________________

(a)	Revenue included in the Company’s Domestic Offshore, International Offshore and International Liftboats segments.

(b)	Revenue included in the Company’s International Offshore segment.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

17.    Commitments and Contingencies
Operating Leases
The Company has non-cancellable operating lease commitments that expire at various dates through 2017. As of December 31, 2012, future minimum lease payments related to non-cancellable operating leases were as follows (in thousands):

Years Ended December 31,
2013	$3,945
2014	3,278
2015	2,525
2016	2,126
2017	2,162
Thereafter	—
Total	$14,036

Rental expense for all operating leases was $13.8 million, $12.9 million and $13.2 million for the years ended December 31, 2012, 2011 and 2010, respectively, of which $0.7 million, $0.8 million, and $1.0 million related to discontinued operations and is included in Loss from Discontinued Operations, Net of Taxes on the Consolidated Statements of Operations for the same years, respectively.
Legal Proceedings
The Company is involved in various claims and lawsuits in the normal course of business. As of December 31, 2012, management did not believe any accruals were necessary in accordance with FASB ASC 450-20, Contingencies — Loss Contingencies.
Termination of Foreign Corrupt Practices Act Investigations
On April 4, 2011, the Company received a subpoena issued by the Securities and Exchange Commission (“SEC”) requesting the delivery of certain documents to the SEC in connection with its investigation into possible violations of the securities laws, including possible violations of the Foreign Corrupt Practices Act (“FCPA”) in certain international jurisdictions where the Company conducts operations. The Company was also notified by the Department of Justice (“DOJ”) on April 5, 2011, that certain of the Company’s activities were under review by the DOJ.
On April 24, 2012, the Company received a letter from the DOJ notifying the Company that the DOJ had closed its inquiry into the Company regarding possible violations of the FCPA and did not intend to pursue enforcement action against the Company or impose any fines or penalties against the Company. Additionally, on August 7, 2012, the Company received a letter from the SEC notifying the Company that the SEC staff had completed its investigation into the Company regarding possible violations of the FCPA and did not intend to pursue enforcement action against the Company or impose any fines or penalties against the Company. As a result of these terminations by the SEC and the DOJ, there are no open FCPA investigations against the Company.
Shareholder Derivative Suits
Say-on-Pay Litigation
In June 2011, two separate shareholder derivative actions were filed purportedly on the Company’s behalf in response to its failure to receive a majority advisory “say-on-pay” vote in favor of the Company’s 2010 executive compensation. On June 8, 2011, the first action was filed in the District Court of Harris County, Texas, and on June 23, 2011, the second action was filed in the United States Court for the District of Delaware. Subsequently, on July 21, 2011, the plaintiff in the Harris County action filed a concurrent action in the United States District Court for the Southern District of Texas. Each action named the Company as a nominal defendant and certain of its officers and directors, as well as the Company’s Compensation Committee’s consultant, as defendants. Plaintiffs allege that the Company’s directors breached their fiduciary duty by approving excessive executive compensation for 2010, that the Compensation Committee consultant aided and abetted that breach of fiduciary duty, that the officer defendants were unjustly enriched by receiving the allegedly excessive compensation, and that the directors violated the federal securities laws by disseminating a materially false and misleading proxy. The plaintiffs seek damages in an unspecified amount on the Company’s behalf from the officer and director defendants, certain corporate governance actions,

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and an award of their costs and attorney’s fees. The Company and the other defendants have filed motions to dismiss these cases for failure to make demand upon the Company’s board and for failing to state a claim. Those motions are pending. On June 11, 2012, the plaintiff in the Harris County action voluntarily dismissed his action.
The Company does not expect the ultimate outcome of any of these shareholder derivative lawsuits to have a material adverse effect on its consolidated results of operations, financial position or cash flows.
The Company and its subsidiaries are involved in a number of other lawsuits, all of which have arisen in the ordinary course of business. The Company does not believe that ultimate liability, if any, resulting from any such other pending litigation will have a material adverse effect on its business or consolidated financial statements.
The Company cannot predict with certainty the outcome or effect of any of the litigation matters specifically described above or of any other pending litigation. There can be no assurance that the Company’s belief or expectations as to the outcome or effect of any lawsuit or other litigation matter will prove correct, and the eventual outcome of these matters could materially differ from management’s current estimates.
Insurance and Indemnity
The Company is self-insured for the deductible portion of its insurance coverage. Management believes adequate accruals have been made on known and estimated exposures up to the deductible portion of the Company’s insurance coverage. Management believes that claims and liabilities in excess of the amounts accrued are adequately insured. However, the Company’s insurance is subject to exclusions and limitations, and there is no assurance that such coverage will adequately protect the Company against liability from all potential consequences. In addition, there is no assurance of renewal or the ability to obtain coverage acceptable to the Company.
The Company maintains insurance coverage that includes coverage for physical damage, third party liability, workers’ compensation and employer’s liability, general liability, vessel pollution and other coverages.
In April 2012, the Company completed the annual renewal of all of its key insurance policies. The Company’s primary marine package provides for hull and machinery coverage for substantially all of the Company’s rigs and liftboats up to a scheduled value of each asset. The total maximum amount of coverage for these assets is $1.6 billion. The marine package includes protection and indemnity and maritime employer’s liability coverage for marine crew personal injury and death and certain operational liabilities, with primary coverage (or self-insured retention for maritime employer’s liability coverage) of $5.0 million per occurrence with excess liability coverage up to $200.0 million. The marine package policy also includes coverage for personal injury and death of third parties with primary and excess coverage of $25.0 million per occurrence with additional excess liability coverage up to $200.0 million, subject to a $250,000 per-occurrence deductible. The marine package also provides coverage for cargo and charterer’s legal liability. The marine package includes limitations for coverage for losses caused in U.S. Gulf of Mexico named windstorms, including an annual aggregate limit of liability of $75.0 million for property damage and removal of wreck liability coverage. The Company also procured an additional $75.0 million excess policy for removal of wreck and certain third-party liabilities incurred in U.S. Gulf of Mexico named windstorms. Deductibles for events that are not caused by a U.S. Gulf of Mexico named windstorm are 12.5% of the insured drilling rig values per occurrence, subject to a minimum of $1.0 million, and $1.0 million per occurrence for liftboats. The deductible for drilling rigs and liftboats in a U.S. Gulf of Mexico named windstorm event is $25.0 million. Vessel pollution is covered under a Water Quality Insurance Syndicate policy (“WQIS Policy”) providing limits as required by applicable law, including the Oil Pollution Act of 1990. The WQIS Policy covers pollution emanating from the Company’s vessels and drilling rigs, with primary limits of $5.0 million (inclusive of a $3.0 million per-occurrence deductible) and excess liability coverage up to $200.0 million.
Control-of-well events generally include an unintended flow from the well that cannot be contained by equipment on site (e.g., a blow-out preventer), by increasing the weight of the drilling fluid, or that does not naturally close itself off through what is typically described as "bridging over". The Company carries a contractor’s extra expense policy with $25.0 million primary liability coverage for well control costs, expenses incurred to redrill wild or lost wells and pollution, with excess liability coverage up to $200.0 million for pollution liability that is covered in the primary policy. The policies are subject to exclusions, limitations, deductibles, self-insured retention and other conditions. In addition to the marine package, the Company has separate policies providing coverage for onshore foreign and domestic general liability, employer’s liability, auto liability and non-owned aircraft liability, with customary deductibles and coverage.
The Company’s drilling contracts provide for varying levels of indemnification from its customers and in most cases, may require the Company to indemnify its customers for certain liabilities. Under the Company’s drilling contracts, liability with respect to personnel and property is customarily assigned on a “knock-for-knock” basis, which means that the Company and its customers assume liability for their respective personnel and property, regardless of how the loss or damage to the personnel and property may be caused. The Company’s customers typically assume responsibility for and agree to indemnify the

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Company from any loss or liability resulting from pollution or contamination, including clean-up and removal and third-party damages arising from operations under the contract and originating below the surface of the water, including as a result of blow-outs or cratering of the well (“Blowout Liability”). The customer’s assumption for Blowout Liability may, in certain circumstances, be limited or could be determined to be unenforceable in the event of the Company’s gross negligence, willful misconduct or other egregious conduct. In addition, the Company may not be indemnified for statutory penalties and punitive damages relating to such pollution or contamination events. The Company generally indemnifies the customer for the consequences of spills of industrial waste or other liquids originating solely above the surface of the water and emanating from its rigs or vessels.
In 2012, in connection with the renewal of certain of its insurance policies, the Company entered into an agreement to finance a portion of its annual insurance premiums. Approximately $30.1 million was financed through this arrangement with an interest rate of 3.54% and a maturity date of March 2013, of which $9.1 million was outstanding at December 31, 2012. There was $5.2 million outstanding in insurance notes payable at December 31, 2011 which was fully paid during 2012. The amount financed, related interest rate and maturity date in connection with the prior year renewal was $25.8 million at 3.59% which matured in March 2012.
Insurance Claims Settlement
In September 2011, the Company was conducting a required annual spud can inspection on Hercules 185 in protected waters offshore Angola. While conducting the inspection, it was determined that the spud can on the starboard leg had detached from the leg. Subsequently, additional leg damage was identified. The rig underwent repairs related to this damage and was mobilized back to Angola. During the return mobilization from the U.S. Gulf of Mexico to Angola, Hercules 185 experienced additional damage to its legs. The Company conducted a survey of the rig's legs above and below the water line and discovered extensive damage to various portions of the rig's legs. In June 2012, the Company determined that it was unfeasible to repair the damage and return the rig to service and recorded an impairment charge to write the rig down to salvage value (See Note 12). The Company and its insurance underwriters reached a global settlement in September 2012, agreeing that Hercules 185 should be considered a constructive total loss. From this settlement, the Company received total insurance proceeds of $41.0 million for the rig, including $7.5 million received in June 2012 for its earlier claim relating to previous leg damage to the rig. These proceeds generated a gain on insurance settlement of $27.3 million which is included in Operating Expenses on the Consolidated Statements of Operations for the year ended December 31, 2012. As part of the settlement, the Company agreed to transport and attempt to sell the rig, with the Company being entitled to the first $1.5 million in proceeds from such sale and any sale proceeds in excess of $1.5 million being split seventy-five percent to the underwriters and twenty-five percent to the Company.
Sales and Use Tax Audits
Certain of the Company’s legal entities are under audit by various taxing authorities for several prior-year periods. These audits are ongoing and the Company is working to resolve all relevant issues. The Company has an accrual of $12.0 million and $6.5 million related to these sales and use tax matters, which is included in Accrued Liabilities on the Consolidated Balance Sheets as of December 31, 2012 and 2011, respectively.

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

18.    Unaudited Interim Financial Data
Unaudited interim financial information for the years ended December 31, 2012 and 2011 is as follows:

	Quarter Ended
	March 31	June 30 (a)	September 30 (b)	December 31
	(in thousands, except per share amounts)
2012
Revenue	$128,835	$154,498	$160,157	$174,735
Operating Income (Loss)	(22,872)	(35,781)	(18,274)	17,200
Income (Loss) from Continuing Operations	(33,836)	(52,403)	(37,166)	$2,405
Income (Loss) from Discontinued Operations, Net of Taxes	(4,506)	(2,668)	(692)	1,862
Net Income (Loss)	$(38,342)	$(55,071)	$(37,858)	$4,267
Basic Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.24)	$(0.33)	$(0.23)	$0.02
Income (Loss) from Discontinued Operations	(0.04)	(0.02)	(0.01)	0.01
Net Income (Loss)	$(0.28)	$(0.35)	$(0.24)	$0.03
Diluted Income (Loss) Per Share:
Income (Loss) from Continuing Operations	$(0.24)	$(0.33)	$(0.23)	$0.01
Income (Loss) from Discontinued Operations	(0.04)	(0.02)	(0.01)	0.02
Net Income (Loss)	$(0.28)	$(0.35)	$(0.24)	$0.03

	Quarter Ended
	March 31	June 30	September 30	December 31
	(in thousands, except per share amounts)
2011
Revenue	$144,151	$147,020	$139,907	$143,493
Operating Income (Loss)	5,619	(4,077)	(2,138)	(5,816)
Loss from Continuing Operations	(8,167)	(13,299)	(15,426)	(17,858)
Loss from Discontinued Operations, Net of Taxes	(6,052)	(10,131)	(1,566)	(3,629)
Net Loss	$(14,219)	$(23,430)	$(16,992)	$(21,487)
Basic and Diluted Loss Per Share:
Loss from Continuing Operations	$(0.07)	$(0.10)	$(0.11)	$(0.13)
Loss from Discontinued Operations	(0.05)	(0.08)	(0.01)	(0.03)
Net Loss	$(0.12)	$(0.18)	$(0.12)	$(0.16)
_____________________________

(a)	Includes $47.5 million in asset impairment charges (See Notes 12 and 17).

(b)	Includes $60.7 million in asset impairment charges, an $18.4 million gain on the sale of Platform Rig 3 and a $27.3 million gain on the Hercules 185 insurance settlement (See Notes 6, 12 and 17).
19.    Related Parties
The Company engages in transactions in the ordinary course of business with entities with whom certain of our directors or members of management have a relationship. The Company has determined that these transactions were carried out on an arm’s-length basis and are not material individually or in the aggregate. All of these transactions were approved in accordance with the Company’s Policy on Covered Transactions with Related Persons. The following provides a brief description of these relationships.

•
The Company’s Chairman of the Board of Directors was a Senior Advisor to Lime Rock Partners in 2012, which holds an investment interest in Global Energy Services, which includes the Southwest Oilfield Products division, an oilfield equipment manufacturing company, and which holds an investment interest in Tesco Corporation, an oilfield equipment

HERCULES OFFSHORE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

and services company. The Company's Chairman of the Board of Directors is also a member of the Board of Directors of Independence Contract Drilling, which purchased Louisiana Electric Rig Services, an equipment manufacturing and service company, from Global Energy Services in 2012.

•	A member of the Company’s Board of Directors is a member of the Board of Directors of HCC Insurance Holdings, a specialty insurance group.

•	A member of the Company’s Board of Directors is a member of the Board of Directors of Bristow Group, Inc.

•	The Company holds a three percent investment in each of Hall-Houston Exploration II, L.P., Hall-Houston Exploration III, L.P. and Hall-Houston Exploration IV, L.P., exploration and production funds.

•
The Company has an investment in approximately 32% of the total outstanding equity of Discovery Offshore. Two of the Company’s officers are on the Board of Directors of Discovery Offshore (See Note 2).

20.    Subsequent Events
In February 2013, at the direction of the Court, Seahawk made certain distributions to its equity holders. These distributions, taken together with other aspects of the acquisition, will change the Company's tax treatment and will cause the Seahawk Transaction to be characterized as a reorganization pursuant to IRC §368(a)(1)(G) (See Note 15).
In February 2013, the Company entered into a definitive agreement to acquire the offshore drilling rig Ben Avon from a subsidiary of KCA Deutag. The purchase price was $55.0 million in cash and the Company expects the acquisition to close in late March 2013. In addition, the Company signed a three-year rig commitment with Cabinda Gulf Oil Company Limited for use of the Ben Avon. The Company expects the rig to commence work in the second quarter of 2013.
In February 2013, the Company entered into a definitive agreement to acquire the liftboat Bull Ray, a 280 class vessel, from a subsidiary of KS Energy Ltd. The purchase price was $42.0 million in cash and the Company expects the acquisition to close in early March 2013. The liftboat is currently located in Limbe, Cameroon. In addition, the Company signed a Letter of Intent for a short term commitment to use the Bull Ray and expects the vessel to commence work shortly after the acquisition closes.